Exhibit 4.1

EMPIRE RESOURCES, INC.

$12,000,000 Principal Amount

of

10% Convertible Senior Subordinated Notes Due June 1, 2016

FORM OF CONVERTIBLE NOTES PURCHASE AGREEMENT

Dated as of June 3, 2011

TABLE OF CONTENTS

Page

SECTION 1.	PURCHASE AND SALE OF SECURITIES	1
1.1	Issue and Sale of Securities	1
1.2	Purchase and Sale of Notes	2
1.3	Note Register; Payment of Interest	2
1.4	Delivery Expenses	3
1.5	Issue Taxes	3
1.6	Direct Payment	3
1.7	Lost, Etc. Securities	4
1.8	Other Covenants	4
1.9	References to Interest	4

SECTION 2.	CLOSING CONDITIONS	5
2.1	Delivery of Documents	5
2.2	Legal Investment; Purchase Permitted by Applicable Laws	6
2.3	Compliance with Agreements and Applicable Laws	6
2.4	Truth of Representations and Warranties	6
2.5	No Event of Default	6
2.6	Consents and Permits	6
2.7	No Material Judgment or Order	6
2.8	Purchase of Notes	7

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND HOLDING	7
3.1	Authorization; Capitalization	7
3.2	No Violation or Conflict; No Default	7
3.3	Issuance of Securities	8
3.4	Third Party Consents	8
3.5	Private Offering	8
3.6	Solvency	9
3.7	Litigation, Other Governmental Actions, Complaints	9
3.8	Compliance with Laws	10
3.9	Use of Proceeds	10
3.10	No Material Adverse Change; Financial Statements	11
3.11	No Violation of Regulations of Board of Governors of Federal Reserve System	12
3.12	Governmental Regulations	12
3.13	Labor Relations	12
3.14	Taxes	12
3.15	Environmental Matters	13
3.16	ERISA	13
3.17	Intellectual Property	14
3.18	Foreign Assets Control Regulations, Etc.	14
3.19	Absence of Bankruptcy	14

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3.20	Subsidiaries	15

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER	15
4.1	Purchase for Own Account	15
4.2	Accredited Investor	15
4.3	Authorization	16
4.4	Securities Restricted	16
4.5	No Governmental Review.	17
4.6	W-9	17
4.7	No Broker or Finder	17
4.8	ERISA	17

SECTION 5.	COVENANTS	17
5.1	Payment of Notes; Satisfaction of Obligations	17
5.2	Corporate Existence; Merger; Successor Corporation	17
5.3	Same Business	19
5.4	Taxes	19
5.5	Investment Company Act	19
5.6	Insurance	19
5.7	Compliance with Laws; Maintenance of Licenses	19
5.8	Maintenance of Office or Agency	20
5.9	Reports	20
5.10	Limitation on Additional Indebtedness and Issuance of Disqualified Stock	20
5.11	Restrictions on Liens	23
5.12	Payments Restricted Upon Default	23
5.13	Registration of Common Stock	24
5.14	Board Composition	28

SECTION 6.	DEFAULTS AND REMEDIES	29
6.1	Events of Default	29
6.2	Acceleration of Notes; Remedies	32
6.3	Other Remedies	32
6.4	Waiver of Past Defaults	32
6.5	Rights of Holders to Receive Payment	33
6.6	Undertaking for Costs	33

SECTION 7.	SUBORDINATION	33
7.1	Notes Subordinated to Senior Indebtedness	33
7.2	No Payment on Notes or in respect of the Common Stock in Certain Circumstances	33
7.3	Subordinated Indebtedness Subordinated to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization	37
7.4	Noteholders to Be Subrogated to Rights of Holders of Senior Indebtedness	37
7.5	Obligations of the Company Unconditional	38
7.6	Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Indebtedness	38
7.7	Section 7 Not to Prevent Events of Default	39

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7.8	Subordination of Liens	39
7.9	Senior Creditor Rights	39
7.10	Subordinated Debt Limitations	39

SECTION 8.	AMENDMENTS AND WAIVERS	39
8.1	With Consent of Holders	39
8.2	Revocation and Effect of Consents	41
8.3	Notation on or Exchange of Notes	41
8.4	Payment of Expenses	41
SECTION 9.	DEFINITIONS	42
9.1	Definitions	42
9.2	Rules of Construction	57

SECTION 10.	CONVERSION OF NOTES	57
10.1	Conversion Privilege	57
10.2	Conversion Procedure; Settlement Upon Conversion	57
10.3	Effect of Recapitalizations	59
10.4	Certain Covenants	61
10.5	Mandatory Conversion	61
10.6	Adjustment of the Conversion Rate	62

SECTION 11.	REDEMPTION	70
11.1	Redemption	70
11.2	Redemption Procedures	70

SECTION 12.	MISCELLANEOUS	71
12.1	Notices	71
12.2	Successors and Assigns	72
12.3	Counterparts	72
12.4	Headings	72
12.5	Survival of Representations and Warranties	72
12.6	GOVERNING LAW; SUBMISSION TO JURISDICTION	72
12.7	Entire Agreement	73
12.8	Severability	73
12.9	Further Assurances	73
12.10	Notes Solely Corporate Obligations	73
12.11	Disclosure of Financial Information	74

ANNEX A	FORM OF NOTE
ANNEX B	FORM W-9

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CONVERTIBLE NOTES PURCHASE AGREEMENT

This CONVERTIBLE NOTES PURCHASE AGREEMENT is dated as of June 3, 2011, (this “Agreement”), and entered into by and among Empire Resources, Inc., a Delaware corporation (the “Company”), and the purchasers listed on the signature pages hereto (each a “Purchaser” and collectively, the “Purchasers”).

Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 9.1 hereof.

In consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company agrees, and each of the Purchasers agrees, severally but not jointly, as follows:

SECTION 1.	PURCHASE AND SALE OF SECURITIES

1.1	Issue and Sale of Securities

(a)           On or before the Closing, the Company will have authorized the issue and sale to the Purchasers, in the respective amounts set forth on each Purchaser’s signature page hereto, of its $12,000,000 aggregate principal amount 10% Convertible Senior Subordinated Notes due June 1, 2016 (the “Notes”), to be substantially in the form attached hereto as Annex A, as well as the Common Stock issuable upon conversion of the Notes in accordance with the terms of this Agreement. The Notes and the Common Stock issued upon the conversion of any Note shall each individually be referred to herein as a “Security” and collectively referred to herein as the “Securities.” In addition, the Company subsequently may, with the consent of the Majority Holders (which consent shall not be unreasonably withheld), issue one or more series of additional Notes after the Closing Date (“Additional Notes”). Such Additional Notes shall be treated, along with the Notes issued on the Closing Date, as a single class for all purposes under this Agreement and, unless the context otherwise requires, all references to the Notes herein shall include any Additional Notes.

(b)           The Notes and the Common Stock shall include such notations, legends or endorsements set forth thereon or required by law.  The Notes will be in the principal amount of $1,000 (except in the case of any redemption following which the aggregate principal amount remaining is less than $1,000) or integral multiples of $1,000 in excess thereof.  Each Note shall be dated the date of its issuance and shall bear interest from and including the Closing Date or from the most recent date to which interest had been paid or provided for to, but excluding, the next scheduled Interest Payment Date until June 1, 2016.

(c)           Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months. The principal amount of the Notes, along with accrued and unpaid interest, shall become due and payable on the Maturity Date.

(d)           The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Agreement and, to the extent applicable, the Company, by its execution and delivery of this Agreement, expressly agrees to such terms and provisions and to be bound thereby.

1.2	Purchase and Sale of Notes

(a)           Purchase and Sale.  The Company agrees to sell and, subject to the terms and conditions set forth herein and in reliance on the representations and warranties of the Company contained or incorporated herein, and each of the Purchasers agrees, severally but not jointly, to purchase the Notes set forth on such Purchaser’s signature page hereto at the purchase price set forth on such Purchaser’s signature page.  Based upon their determination of the relative fair market values of the Notes, the Company and the Purchasers hereby agree to treat, for Federal income and all other tax purposes, the Notes as having an aggregate issue price equal to $1,000 (i.e., $1,000 per $1,000 principal amount of Notes).  Unless otherwise required by applicable law, the Company and the Purchasers shall not take any position contrary to such treatment for any Federal income or other tax purposes.

(b)           Closing.  The purchase and sale of the Notes shall take place at a closing (the “Closing”) at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, at 10:00 a.m., New York time, on the date of this Agreement, or such other Business Day as may be mutually agreed upon by the Purchasers and the Company (the “Closing Date”).  At the Closing, the Company will deliver to each of the Purchasers the Notes to be purchased by such Purchaser (in such permitted denomination or denominations and registered in such Purchaser’s name), dated the Closing Date, against payment of the purchase price therefor by intra-bank or Federal funds bank wire transfer of same day funds to such bank account as the Company shall designate at least two Business Days prior to the Closing.

(c)           Other Purchasers.  Each Purchaser’s obligations hereunder are subject to the execution and delivery of this Agreement by the other Purchasers listed on the signature pages hereto.  The obligations of each Purchaser shall be several and not joint, and no Purchaser shall be liable or responsible for the acts of any other Purchaser under this Agreement.

1.3	Note Register; Payment of Interest

(a)           The Company shall cause to be kept at its principal office a register for the registration and transfer of each of the Notes (the “Note Register”).  The names and addresses of the Holders of Notes, the transfer of Notes, and the names and addresses of the transferees of the Notes shall be registered in the Note Register.

(b)           The Person in whose name any registered Security shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement, and the Company shall not be affected by any notice to the contrary, until due presentment of such Security for registration of transfer so provided in this Section 1.3.  Payment of or on account of the principal, premium, if any, and interest on any registered Notes shall be made to or upon the written order of such registered holder.

(c)           When Securities are presented to the Company with a request to register the transfer of such Securities or to exchange such Securities for an equal principal amount of Securities of other authorized denominations (in the case of Notes) or an equal aggregate amount of Common Stock (in the case of Common Stock), the Company shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction, including, but not limited to, any requirements set forth under Section 4.4 herein, are met.

(d)           The Person in whose name any Note is registered on the Note Register at the close of business on any Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date.  Interest shall be payable at the office or agency of the Company maintained by the Company for such purposes.  The Notes will be payable both as to principal and interest by Federal funds wire transfer of U.S. Legal Tender to each Holder’s account in any bank in the United States as may be designated and specified in writing by such Holder at least two Business Days prior thereto.

1.4	Delivery Expenses

If a Holder surrenders any Note or Common Stock certificate issued upon conversion of any Note to the Company for any reason, the Company agrees to pay the cost of delivering to such Holder’s home office or to the office of such Holder’s designee from the Company, the Security issued in substitution, replacement or exchange for, or upon conversion of, the surrendered Security.

1.5	Issue Taxes

The Company agrees to pay all documentary, stamp or similar issue or transfer taxes and governmental fees in connection with the issuance, sale, delivery or transfer by the Company to each Holder of the Securities and the execution and delivery of the other Documents and any modification of any of such Securities and Documents and will hold such Holder harmless without limitation as to time against any and all liabilities with respect to all such taxes and fees.  The obligations of the Company under this Section 1.5 shall survive the payment or prepayment of the Notes, at maturity, upon redemption, or otherwise and the termination of this Agreement and the other Documents.

1.6	Direct Payment

(a)           The Company will pay or cause to be paid all amounts payable with respect to any Note (without any presentment of such Note and without any notation of such payment being made thereon) by crediting (before 12:00 Noon, New York time), by intra-bank or Federal funds bank wire transfer in same day funds to each Holder’s account in any bank in the United States as may be designated and specified in writing by such Holder at least two Business Days prior thereto.  Each Purchaser’s initial bank account for this purpose is set forth on the signature pages hereto.

(b)           Notwithstanding anything to the contrary contained in the Notes, if any principal amount payable with respect to a Note is payable, at maturity, upon redemption, or otherwise, on a Legal Holiday, then the Company shall pay such amount on the next succeeding Business Day, and interest shall accrue on such amount until the date on which such amount is paid and payment of such accrued interest shall be made concurrently with the payment of such amount, provided that the Company may elect to pay in full (but not in part) any such amount on the last Business Day prior to the date such payment otherwise would be due, and no such additional interest shall accrue on such amount.  Notwithstanding anything to the contrary contained in the Notes, if any interest payable with respect to a Note is payable on a Legal Holiday, then the Company shall pay such interest on the next succeeding Business Day, and such extension of time shall be included in the computation of the interest payment, provided that the Company may elect to pay in full (but not in part) any such interest on the last Business Day prior to the date such payment otherwise would be due, and such diminution in time shall be included in the computation of the interest payment.

1.7	Lost, Etc. Securities

If a mutilated Security is surrendered to the Company or if the Holder of a Security claims and submits an affidavit or other evidence, satisfactory to the Company to the effect that the Security has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Security if the customary requirements relating to replacement securities are reasonably satisfied.  If required by the Company, such Holder must provide an indemnity bond, or other form of indemnity, sufficient in the judgment of the Company to protect the Company from any loss which it may suffer if a Security is replaced. The affidavit of such Holder at the time of loss, setting forth the fact of loss, theft or destruction and of its ownership of the Security at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Security other than the unsecured written agreement of such Holder reasonably satisfactory to the Company to indemnify the Company or, at the option of the Company, an indemnity bond in the amount of the Security remaining outstanding. Every replacement Security is an obligation of the Company.

1.8	Other Covenants

The Company further covenants and agrees not to, and to ensure that no affiliate (as defined in Rule 501(b) of the Securities Act) of the Company will, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the sale to the Purchasers of the Securities.

1.9	References to Interest

Unless the context otherwise requires, any reference to interest on, or in respect of, any Note in this Agreement shall be deemed to include any Additional Payment due if, in such context, such Additional Payment, was or would be payable pursuant to Section 5.13(e).  Unless the context otherwise requires, any express mention of any Additional Payment in any provision hereof shall not be construed as excluding any Additional Payment in those provisions hereof where such express mention is not made.

SECTION 2.	CLOSING CONDITIONS

The obligations of each Purchaser to purchase and pay for the Notes to be delivered to such Purchaser at the Closing shall be subject to the satisfaction of each of the following conditions on or before the Closing Date:

2.1	Delivery of Documents

The Company shall have delivered to each Purchaser (unless otherwise specified), in form and substance satisfactory to such Purchaser (unless otherwise specified), and each Purchaser shall have received, the following:

(a)           The Notes being purchased by such Purchaser, duly executed by the Company, in the aggregate principal amount set forth below such Purchaser’s name on the signature pages hereto.

(b)           Resolutions of the Board of Directors of the Company, certified by the Secretary or Assistant Secretary of the Company, duly adopted and in full force and effect on such date, authorizing (i) the execution, delivery and performance of this Agreement, the Notes, the other Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, (ii) the issuance of the Notes, (iii) the reservation and issuance of the Common Stock issuable upon the conversion of the Notes, and (iv) specific officers of the Company to execute and deliver this Agreement, the Notes and any other Documents to which the Company is a party.

(c)           Certificates of the Chief Executive Officer and Chief Financial Officer of the Company, dated the Closing Date, certifying that all of the conditions set forth in Sections 2.3, 2.4, 2.5, 2.6, and 2.7 are satisfied on and as of such date and specifying as to each such condition the satisfaction thereof.

(d)           Copies of the Charter Documents of the Company certified as of a recent date by the Secretary of State of the State of Delaware, and certified by the Secretary or Assistant Secretary of the Company, as true and correct as of the Closing Date.

(e)           Certificates of the Secretary or an Assistant Secretary of the Company, as to the incumbency and signatures of the officers or representatives of such entity executing this Agreement, the Securities, the other Documents, and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

(f)           Certificate of the Secretary of State of the State of Delaware as to the good standing of the Company.

2.2	Legal Investment; Purchase Permitted by Applicable Laws

Each Purchaser’s acquisition of the Securities (a) shall not be prohibited by any applicable law or governmental regulation, release, interpretation or opinion, (b) shall constitute a legal investment as of the Closing Date under the laws and regulations and orders of each jurisdiction to which such Purchaser may be subject, and (c) shall not subject such Purchaser to any penalty or, in its reasonable judgment, other onerous condition in or pursuant to any such law, regulation or order; and such Purchaser shall have received such certificates or other evidence as such Purchaser may reasonably request to establish compliance with this condition.

2.3	Compliance with Agreements and Applicable Laws

The Company shall have (a) performed and complied in all material respects with all agreements, covenants and conditions contained herein, in each of the other Documents and in any other document contemplated hereby or thereby which are required to be performed or complied with by the Company on or before the Closing Date and (b) complied in all material respects with all applicable laws in connection with the transactions contemplated by this Agreement and the other Documents.

2.4	Truth of Representations and Warranties

Unless stated to relate to another date, all of the representations and warranties of the Company contained herein or in any of the other Documents shall be true and correct on and as of the Closing Date, both before and after giving effect to this Agreement and the transactions contemplated hereby and by the other Documents.

2.5	No Event of Default

No event shall have occurred and be continuing, or would result from the consummation of the transactions contemplated to be consummated on or prior to the Closing Date by this Agreement or any of the other Documents (including without limitation the purchase of the Notes), which constitutes or would constitute a Default or an Event of Default.

2.6	Consents and Permits

The Company shall have received all consents, permits, approvals and authorizations and, other than such filings under Federal and state securities laws which are permitted to be made after the Closing Date, sent or made all notices, filings, registrations and qualifications as may be required pursuant to any law, statute, regulation or rule (Federal, state, local or foreign) or pursuant to any other agreement, order or decree to which it is a party or to which it is subject, in connection with the transactions to be consummated on or prior to the Closing Date as contemplated by this Agreement or any of the other Documents.

2.7	No Material Judgment or Order

There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any agency of the Federal, state or local government that, in the reasonable judgment of any Purchaser or its counsel, would prohibit the sale or issuance of the Notes hereunder or subject the Company to any material penalty if the Notes were to be issued and sold hereunder.

2.8	Purchase of Notes

Each Purchaser’s obligation to purchase his, her or its respective principal amount of Notes as set forth on each Purchaser’s signature page hereto on the Closing Date shall be subject to the purchase by every other Purchaser of his, her or its respective principal amount of Notes as set forth on such Purchasers’ signature pages hereto on the Closing Date, resulting in the issuance of $12,000,000 aggregate principal amount of Notes on the Closing Date.

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND HOLDING

The Company represents and warrants on the date hereof and as of the Closing, as follows:

3.1	Authorization; Capitalization

The Company has all necessary corporate power, authority and legal right, and has taken all actions necessary to authorize it (i) to execute, deliver and perform all of its obligations under this Agreement, (ii) to issue and perform all of its obligations under the Notes and (iii) to consummate the transactions contemplated hereby and thereby.  Each of this Agreement, the Notes and the other Documents to which the Company is a party is a legally valid and binding obligation of the Company, enforceable against it in accordance with its respective terms, except for (A) the effect thereon of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws relating to or affecting the rights of creditors generally and (B) limitations imposed by equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions thereof and upon the availability of injunctive relief or other equitable remedies.

On the Closing Date, the Notes shall be duly authorized and validly issued, shall be fully paid and nonassessable and shall not have been issued in violation of, nor shall they be subject to, any preemptive or similar rights.

The Company has not entered into an agreement to register its securities under the Securities Act.  Except for this Agreement, the Company has not entered into any agreement to issue, purchase or sell any of its securities that has not been fully performed.

There are no securities of the Company registered under the Exchange Act or listed on a national securities exchange registered under Section 6 of the Exchange Act.

3.2	No Violation or Conflict; No Default

Neither the execution, delivery, issuance or performance of this Agreement, the Notes or any other Documents, as applicable, nor the consummation of any of the transactions contemplated thereby will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any Person (other than consents already obtained and in full force and effect) under, result in the imposition of a lien on any assets of the Company or any of its Subsidiaries or result in an acceleration of indebtedness under or pursuant to (i) the Charter Documents, (ii) any agreement to which the Company or any of its Subsidiaries is a party or (iii) any violation of any Federal, state, local or foreign statute, law (including, without limitation, common law) or ordinance, or any judgment, decree, rule, regulation or order of any Governmental Body applicable to any of them or any of their respective properties, except for, with respect to clauses (ii) and (iii), any conflict, violation, breach or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.3	Issuance of Securities

As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance, free of pre-emptive rights, sufficient for the purpose of enabling the Company to satisfy all obligations to issue the Common Stock upon conversion of all of the Notes. Upon conversion of the Notes in accordance with terms herein, the Common Stock will be validly issued and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

3.4	Third Party Consents

Neither the nature of the Company nor of any of its businesses or properties, nor any relationship between the Company and any other Person, nor any circumstance in connection with the offer, issuance, sale or delivery of the Notes at the Closing or the delivery of the Common Stock upon conversion of the Notes in accordance with the terms of this Agreement, nor the performance by the Company of its other obligations hereunder or thereunder, or the consummation of the transactions contemplated by, this Agreement and any other Document, as the case may be, is such as to require a consent, approval or authorization of, or notice to, or filing, registration or qualification with, any governmental authority or other Person on the part of the Company as a condition to the execution and delivery of this Agreement or any of the other Documents or the offer, issuance, sale or delivery of the Notes at the Closing or the delivery of the Common Stock upon conversion of the Notes in accordance with the terms of this Agreement, other than such consents, approvals, authorizations, notices, filings, registrations or qualifications which shall have been made or obtained on or prior to the Closing Date and such filings under Federal and state securities laws which are permitted to be made after the Closing Date and which the Company hereby agrees to file within the time period prescribed by applicable law.

3.5	Private Offering

Assuming the truth and correctness of the representations and warranties set forth in Section 4 of this Agreement, the sale of the Notes and the conversion of the Notes into Common Stock in accordance with the terms of this Agreement are exempt from the registration under the Securities Act.  In the case of each offer or sale of the Notes, no form of general solicitation or general advertising was used by the Company, any of its Subsidiaries or any of their respective representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

The Purchasers are the sole purchasers of the Notes.  No securities have been issued and sold by the Company within the six-month period immediately prior to the date hereof which could be integrated with the issuance of the Securities as a single offering for purposes of the Securities Act.  It is not necessary, in connection with the transactions contemplated hereby, to qualify an indenture under the Trust Indenture Act of 1939, as amended.

3.6	Solvency

Immediately prior to and after giving effect to the issuance of the Notes and the execution, delivery and performance of this Agreement, any other Documents and any instrument governing Indebtedness of the Company incurred as of the Closing Date, the Company is Solvent.

3.7	Litigation, Other Governmental Actions, Complaints

(a)           There is no action, claim, suit, citation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced, or to the knowledge the Company, threatened (“Proceedings”) against or affecting the Company, any of its Subsidiaries or any of their properties or assets, except for such Proceedings that, if finally determined adversely to the Company or any of its Subsidiaries, could not reasonably be expected to have a Material Adverse Effect, and there is no Proceeding seeking to restrain, enjoin, prevent the consummation of or otherwise challenge this Agreement or any of the other Documents or the transactions contemplated hereby or thereby.

(b)           Neither the Company nor any of its Subsidiaries is subject to any judgment, order, decree, rule or regulation of any court, governmental authority or arbitration board or tribunal that has had a Material Adverse Effect or that could reasonably be expected to have a Material Adverse Effect.

(c)           Neither the Company nor any of its Subsidiaries is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter, Board of Directors’ resolution or similar undertaking to, or is subject to any order or directive by, any Governmental Body; and neither the Company nor any of its Subsidiaries has been advised by any Governmental Body that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

(d)           Neither the Company nor any of its Subsidiaries has received, or been made aware of, any material consumer complaint, which could reasonably result in a Material Adverse Effect, regarding its sales or other business practices that have been, or will be, made to any Governmental Body.

3.8	Compliance with Laws

(a)           The Company and each of its Subsidiaries is a corporation, limited liability company, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)           The Company and each of its Subsidiaries is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, and has obtained and has maintained in good standing any licenses, permits, consents and authorizations required to be obtained by it under all laws or regulations relating to its business, the absence of which could reasonably be expected to have a Material Adverse Effect, and any such licenses, permits, consents and authorizations remain in full force and effect, except as to any of the foregoing, the absence of which could not reasonably be expected to have a Material Adverse Effect.

(c)           The Company and each of its Subsidiaries is in full compliance with the requirements imposed by any statutes, ordinances, rules and regulations, orders, decrees, interpretations or similar issuances of any Governmental Body to which either is subject, except for violations that could not reasonably be expected to have a Material Adverse Effect.

3.9	Use of Proceeds

(a)           The net proceeds from the sale of the Securities hereunder will be used solely for general corporate purposes; provided, however, that at least $10,000,000 of such net proceeds shall be used to fund, or be irrevocably committed to funding, a manufacturing joint venture in China by no later than 45 days after the Closing Date; provided further, however, that if there is a Default with respect to the Company’s representation under this Section 3.9, then each Holder may, at its option, require the Company to repurchase all, but not less than all, of its Common Stock issued upon any prior exercise of Notes and/or all, but not less than all, of its Notes, as the case may be, for 110% of the principal amount of the Notes from which such Common Stock was converted and/or the Notes to be repurchased, as the case may be. The Company shall pay the repurchase price for such Securities to any Holder within 10 Business Days of receipt of written notification from such Holder that he, she or it intends to exercise his, her or its repurchase right in accordance with this Section 3.9, which notification must be provided to the Company by no later than 15 days from the date such Holder is notified or otherwise becomes aware of the Default under this Section 3.9 in order for such Holder to require any repurchase of his, her or its Securities by the Company, provided that (i) such written notification must be accompanied by any and all certificates and/or Notes representing the Securities to be repurchased, unless the Company is already in possession of such certificates and/or Notes and (ii) the Company shall have no obligation to make any payment under this Section 3.9 or to otherwise re-purchase Notes or Common Stock until the Senior Credit Agreement Payment Date shall have occurred.

(b)           All Securities tendered for repurchase in accordance with this Section 3.9 shall be automatically cancelled and cease to be outstanding and the Holders of such Securities shall cease to have any rights with respect thereto, except the right to receive payment for such repurchase in accordance with Section 3.9(a). For the avoidance of any doubt, such payment shall not include, and the Company shall in no way be obligated to pay to any Holder tendering Securities in accordance with this Section 3.9, any accrued and unpaid interest or any other payments due on such Securities. As a result, the Company shall cease to owe to any such Holder any accrued and unpaid interest or any other payments other than the repurchase price, and all obligations of the Company to pay any such Holder any sums whatsoever pursuant to this Agreement shall cease to exist upon payment of the repurchase price as set forth in Section 3.9(a).

(c)           The Company shall not be required to issue, register the transfer of or exchange any Security of any Holder after such Holder has notified the Company that it intends to have the Company repurchase its Securities in accordance with this Section 3.9.

3.10	No Material Adverse Change; Financial Statements

(a)           No Material Adverse Change.  Except as disclosed in the Company’s Quarterly Report for the period ended March 31, 2011 as filed with the OTCQX U.S. Market, since the date of the Company’s last audited financial statements as filed with the OTCQX U.S. Market in the Company’s Annual Report for the fiscal year ended December 31, 2010, the Company has not suffered any change in its properties, business, operations, assets, condition (financial or otherwise) or prospects which could reasonably be expected to result in a Material Adverse Effect.

(b)           Financial Statements.  The Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 and unaudited interim financial statements for the quarter ended March 31, 2011 present fairly the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company at the respective dates or for the respective periods to which they apply.  Except as disclosed therein, such statements and related notes have been prepared in accordance with GAAP consistently applied throughout the periods involved.  All financial statements concerning the Company (and any of their Subsidiaries) that will hereafter be furnished by the Company to the Purchasers or any Holder pursuant to this Agreement will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and will present fairly the financial condition of the entities covered thereby as of the dates thereof and the results of their operations for the periods then ended.

(c)           Neither the Company nor any of its Subsidiaries have any Indebtedness that is not reflected in the financial statements referred to in subparagraph (b) above, whether or not required under GAAP to be reflected on a balance sheet or the notes thereto, other than any incurred in the ordinary course of business since March 31, 2011 or as set forth in Schedule I to this Agreement. The Indebtedness set forth on Schedule I also constitutes the outstanding Senior Indebtedness of the Company as of the date of this Agreement.

3.11	No Violation of Regulations of Board of Governors of Federal Reserve System

None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act or any regulation issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

3.12	Governmental Regulations

Neither the Company nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, the Commodity Exchange Act or to any Federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money or consummate the transactions contemplated hereby and by any other Documents.

3.13	Labor Relations

(i) Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement with any labor organization; (ii) none of the employees of the Company or any of its Subsidiaries is represented by a labor union; (iii) to the Company’s knowledge, after reasonable internal inquiry, no union organizing or decertification efforts are underway or threatened against the Company or the Subsidiaries; (iv) no labor strike, work stoppage, slowdown, or other material labor dispute is pending against the Company or the Subsidiaries, or, to the knowledge of the Company, after reasonable internal inquiry, threatened against the Company or the Subsidiaries; (v) to the knowledge of the Company after reasonable internal inquiry, there is no worker’s compensation liability, experience or matter that could be reasonably expected to have a Material Adverse Effect; (vi) to the knowledge of the Company, after reasonable internal inquiry, there is no threatened or pending liability against the Company or the Subsidiaries pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law; (vii) to the knowledge of the Company after reasonable internal inquiry, there is no employment-related charge, complaint, grievance, investigation or unfair labor practice charge, pending against the Company or the Subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect; and (viii) to the knowledge of the Company, after reasonable internal inquiry, no employee or agent of the Company or the Subsidiaries has committed any act or omission giving rise to liability for any violation identified in subsection (vi) and (vii) above, other than such acts or omissions that would not, individually or in the aggregate, have a Material Adverse Effect.

3.14	Taxes

All material Tax Returns required to be filed by the Company have been duly filed and all such Tax Returns are true, complete and correct in all material respects.  All Taxes shown as due on such Tax Returns have been paid, other than those being contested in good faith by appropriate proceedings timely instituted and diligently pursued.  The Company is unaware of any proposed or pending Tax assessments, deficiencies or audits that could be reasonably expected to result in a Material Adverse Effect.

3.15	Environmental Matters

The Company and each of its Subsidiaries (i) is in compliance with any and all applicable foreign, provincial, Federal, state and local laws and regulations relating to health and safety, or the pollution or the protection of the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses and (iii) has not received notice of, and is not aware of, any actual or potential liability for damages to natural resources or the investigation or remediation required under Environmental Law of any disposal, release or existence of hazardous or toxic substances or wastes, pollutants or contaminants, in each case except where such non-compliance with Environmental Laws, failure to receive and comply with required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar state or local or foreign or provincial Environmental Laws requiring the Company or any of its Subsidiaries to investigate or remediate any pollutants or contaminants.

3.16	ERISA

Each of the Company, its Subsidiaries, and each ERISA Affiliate has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to each “pension plan” (as defined in Section 3(2) of ERISA), subject to Section 302 and Title IV of ERISA, that the Company, the Subsidiaries or any ERISA Affiliate sponsors or maintains (the “Pension Plan”), or with respect to which it has (or within the last three years had) any obligation to make contributions, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company, the Subsidiaries, or any ERISA Affiliate has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA. “ERISA Affiliate” means a corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA. To the Company’s knowledge, and in reliance on and subject to the accuracy of the representations of the Purchaser in Section 4.8 hereof, neither the execution and delivery of this Agreement nor the issuance and sale of the Notes hereunder will involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a Tax could reasonably be expected to be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The Company has maintained its Pension Plans in all material respects in accordance with their terms and with ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state laws and regulations, and neither the Company nor, to its knowledge, any “party in interest” or “disqualified person” with respect to such Pension Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that would give rise to any material liability.

3.17	Intellectual Property

The Company owns or possesses adequate licenses or other rights to use all intellectual property, including but not limited to trademarks, service marks, trade names, copyrights, patents and know-how, necessary to conduct the business now conducted by the Company, and, the Company has not received any notice of infringement of or conflict with (or knows or has known of such infringement of or conflict with) asserted rights of others with respect to the use of intellectual property, including but not limited to trademarks, service marks, trade names, copyrights, patents, computer software, or know-how that could reasonably be expected to result in a Material Adverse Effect.  To the knowledge of the Company, all intellectual property rights material to the business now conducted by the Company are valid and enforceable and the Company has performed all acts and has paid all required fees and taxes to maintain all registrations and applications of such intellectual property rights in full force and effect.  The Company does not in the conduct of its business as now conducted, infringe or conflict with any right of any third party, known to the Company, where such infringement or conflict could reasonably be expected to result in any Material Adverse Effect.  To the knowledge of the Company, the Company is not, nor will it be as a result of the execution and delivery of this Agreement and the other Documents or the performance of any obligations hereunder and thereunder, in breach of any license or other agreement relating to any intellectual property right.

3.18	Foreign Assets Control Regulations, Etc.

Neither the sale of the Notes by the Company nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  None of the Company and its Subsidiaries are Persons described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or engage in any dealings or transactions with any such Person.  The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.  No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.19	Absence of Bankruptcy

None of the Company and its Subsidiaries has commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor consented to the entry of an order for relief against it in an involuntary case, nor consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor to the knowledge of the Company, has a court of competent jurisdiction entered an order or decree under any Bankruptcy Law that is for relief against the Company or any of the Subsidiaries or appointed a Custodian for all or any substantial part of their respective properties.

3.20	Subsidiaries

The Company holds 100% of the outstanding Equity Interests of each of its Subsidiaries.

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser (as to itself only) represents and warrants to the Company that:

4.1	Purchase for Own Account

Such Purchaser is (i) acquiring the Notes and (ii) upon conversion of the Notes, will acquire the Common Stock issuable upon conversion of the Notes, in each case, solely for its own account and not as nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of said Securities pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control. Such Purchaser acknowledges that it is not purchasing the Notes as a result of any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising. Such Purchaser further acknowledges, to its knowledge, that it is not purchasing the Notes as a result of any general solicitation or general advertising, as such terms are used in Regulation D under the Securities Act. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

4.2	Accredited Investor

Such Purchaser is knowledgeable, sophisticated and experienced in business and financial matters; it has previously invested in securities similar to the Securities and it acknowledges that the Securities have not been registered under the Securities Act and understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement; it is able to bear the economic risk of its investment in the Securities and is presently able to afford the complete loss of such investment; it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act; and it has been afforded access to information about the Company and each of its Subsidiaries and their financial condition and business sufficient to enable it to evaluate its investment in the Securities.

4.3	Authorization

Such Purchaser has taken all actions necessary to authorize it (i) to execute, deliver and perform all of its obligations under this Agreement, (ii) to perform all of its obligations under the Securities and (iii) to consummate the transactions contemplated hereby and thereby.  This Agreement is a legally valid and binding obligation of such Purchaser enforceable against it in accordance with its terms, except for (A) the effect thereon of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws relating to or affecting the rights of creditors generally and (B) limitations imposed by Federal or state law or equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions thereof and upon the availability of injunctive relief or other equitable remedies.

4.4	Securities Restricted

Such Purchaser acknowledges that the Securities have not been registered under the Securities Act and understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement. Such Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States Federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein and in any other Documents in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

No transfer or sale (including, without limitation, by pledge or hypothecation) of Securities by any Holder which is otherwise permitted hereunder, other than a transfer or sale to the Company, shall be effective unless such transfer or sale is made (i) pursuant to an effective registration statement under the Securities Act and a valid qualification under applicable state securities or “blue sky” laws or (ii) without such registration or qualification as a result of the availability of an exemption therefrom, and, if reasonably requested by the Company, counsel for such Holder (who may be in-house) shall have furnished the Company with an opinion, reasonably satisfactory in form and substance to the Company, to the effect that no such registration is required because of the availability of an exemption from the registration requirements of the Securities Act; provided, however, that with respect to transfers by Holders to their Affiliates, no such opinion shall be required; provided further, however, that without the prior written consent of the Company, which consent shall not be unreasonably withheld, each Purchaser shall be prohibited from offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant for the sale of, lending or otherwise disposing of or transferring, directly or indirectly, any Notes, or otherwise entering into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any Notes other than with respect to transfers by the Purchasers to their Affiliates, in which case such Affiliates shall be subject to the foregoing prohibition.

4.5	No Governmental Review.

Such Purchaser understands that no Governmental Body has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

4.6	W-9

Such Purchaser has delivered to the Company an IRS Form W-9, a copy of which is attached hereto as Annex B or, if applicable, an appropriate IRS Form W-8.

4.7	No Broker or Finder

Such Purchaser acknowledges that it is making a new investment decision with respect to the Securities offered pursuant to this Agreement, and such Purchaser has not dealt with any broker, finder, commission agent or other such intermediary in connection with the sale of the Securities and the transactions contemplated by this Agreement, the Notes and any other Documents.

4.8	ERISA

By acceptance of the Securities, or an interest therein, each Purchaser and subsequent transferee will be deemed to have represented and warranted that no portion of the assets used by such Purchaser or transferee to acquire and hold the Securities, or an interest therein, constitutes assets of any (i) employee benefit plans that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any Federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code, or (iii) entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements.  Any purported transfer of the Securities (or an interest therein) to a transferee that does not comply with the foregoing requirements without the written consent of the Company shall be null and void ab initio.

SECTION 5.	COVENANTS

So long as any of the Notes remain unpaid and outstanding, the Company covenants to the Holders of outstanding Securities as follows:

5.1	Payment of Notes; Satisfaction of Obligations

The Company shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.

5.2	Corporate Existence; Merger; Successor Corporation

(a)           The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its and its material Subsidiaries’ corporate or other existence in accordance with its organizational documents and the corporate or other rights (charter and statutory), licenses and franchises of the Company and each of its material Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or corporate or other existence, if the Board of Directors of the Company shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not adverse in any material respect to any Holder.

(b)           The Company shall not, and shall not permit any of its material Subsidiaries to, in a single transaction or through a series of related transactions, (i) consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale or otherwise) all or substantially all of its properties and assets as an entirety or substantially as an entirety to another Person or group of affiliated Persons or (ii) adopt a Plan of Liquidation, unless, in either case:

(A)           either the Company or such Subsidiary, as the case may be, shall be the continuing Person, or the Person (if other than the Company or such Subsidiary, as the case may be) formed by such consolidation or into which the Company or such Subsidiary, as the case may be, is merged or to which all or substantially all of the properties and assets of the Company or such Subsidiary, as the case may be, are transferred (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (the Company, such Subsidiary or such other Person being hereinafter referred to as the “Surviving Person”) shall be a corporation or other entity organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume, by an amendment to this Agreement,  all the Obligations of the Company under this Agreement and the other Documents to which it is a party;

(B)           immediately after and giving effect to such transaction and the assumption contemplated by clause (A) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, the Surviving Person shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company or such Subsidiary, as the case may be, immediately preceding the transaction;

(C)           immediately before and immediately after and giving effect to such transaction and the assumption of the Obligations as set forth in clause (A) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; and

(D)           the Company or such Subsidiary, as the case may be, shall have delivered to each Holder an Officers’ Certificate stating that such consolidation, merger, transfer or adoption and such amendment to this Agreement comply with this Section 5.2, that the Surviving Person agrees to be bound hereby, and that all conditions precedent herein provided relating to such transaction have been satisfied.

(c)           Upon any consolidation or merger, or any transfer of assets (including pursuant to a Plan of Liquidation) in accordance with this Section 5.2, the Surviving Person formed by such consolidation or into which the Company or any Subsidiary is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Subsidiary, as the case may be, under this Agreement with the same effect as if such Surviving Person had been named as the Company or such Subsidiary herein; provided, however, that neither the Company nor such Subsidiary shall be released from the covenants under this Agreement or under the Notes.

5.3	Same Business

For so long as any Securities are outstanding, the Company and its Subsidiaries will engage only in the same type of business engaged in by the Company immediately prior to the date hereof.

5.4	Taxes

The Company shall, and shall cause its respective Subsidiaries to, (i) duly file all material Tax Returns required to be filed by the Company or such Subsidiary, respectively, and (ii) pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (A) all Taxes levied or imposed upon the Company or such Subsidiary, as the case may be, and (B) all lawful claims, whether for labor, materials, supplies, services or anything else, which, if unpaid, would or may by law become a Lien, upon the property of the Company or such Subsidiary, as the case may be; provided, however, that none of the Company or any of its Subsidiaries shall be required to pay or discharge or cause to be paid or discharged any such Tax, the applicability or validity of which is being contested in good faith by appropriate proceedings timely instituted and diligently pursued which will prevent the forfeiture or sale of any property of the Company or such Subsidiary.

5.5	Investment Company Act

None of the Company or any of their respective Subsidiaries shall become an investment company subject to registration under the Investment Company Act of 1940, as amended.

5.6	Insurance

Each of the Company shall, and shall cause its material Subsidiaries to, maintain liability, casualty and other insurance with a reputable insurer or insurers in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets.

5.7	Compliance with Laws; Maintenance of Licenses

The Company shall, and shall cause each of its Subsidiaries to, comply with all statutes, ordinances, governmental rules and regulations, judgments, orders and decrees to which any of them is subject, and maintain, obtain and keep in effect all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of their respective properties or the conduct of their respective businesses, except to the extent that the failure to so comply or maintain, obtain and keep in effect could not reasonably be expected to have a Material Adverse Effect.

5.8	Maintenance of Office or Agency

The Company shall maintain an office or agency where the Notes may be presented for registration and transfer and for exchange as provided in this Agreement and where notices and demands to or upon the Company in respect of the Notes may be served.

5.9	Reports

For so long as any of the Securities remain outstanding, the Company will furnish to the Purchasers copies of all reports and other communications (financial or otherwise) required to be furnished by the Company under the Exchange Act and the rules and regulations promulgated thereunder and the rules of the OTCQX U.S. Market or such other national or foreign securities exchange on which any class of securities of the Company may be listed, unless such reports or other communications are filed with and made publicly available by the SEC, the OTCQX U.S. Market or such other national or foreign securities exchange on which any class of securities of the Company may be listed or are otherwise publicly available. The Company shall use its reasonable best efforts to maintain current public information and file any requisite periodic reports in accordance with the rules of the OTCQX and any applicable Governmental Body.

5.10	Limitation on Additional Indebtedness and Issuance of Disqualified Stock

(a)           The Company shall not, and shall not permit any of its Subsidiaries (including without limitation, upon the creation or acquisition of such Subsidiary) to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness or issue any Disqualified Stock without first obtaining the prior written consent of the Majority Holders.

(b)           The foregoing limitations of Section 5.10(a) shall not apply to:

(i)           the incurrence of Indebtedness under the Senior Credit Agreement in an aggregate amount not to exceed $250,000,000 (subject to increase with the consent of the Majority Holders, which consent shall not be unreasonably withheld), which shall include any secured obligations, whether for principal, interest (including, without limitation, interest accruing after the commencement of a proceeding under Bankruptcy Law as to the Company or any of its Subsidiaries, whether or not a claim for such interest is an allowed claim in such proceeding), costs, fees, expenses, indemnities or otherwise, of the Company or any of its Subsidiaries, now existing or hereafter incurred under the Senior Credit Agreement or any guarantee executed and delivered by the Company or any of its Subsidiaries thereunder or pursuant thereto;

(ii)           the incurrence by the Company of the Indebtedness represented by the Notes, including any Additional Notes; provided, however, that the Company may not issue any Additional Notes after the Closing Date without the prior written consent of the Majority Holders, which consent shall not be unreasonably withheld;

(iii)           the incurrence by the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company referred to in this Section 5.10(b);

(iv)           intercompany Indebtedness among the Company and its wholly-owned Subsidiaries; provided, however, that the obligations of the Company in respect of such Indebtedness shall be subordinated to the obligations of the Company hereunder and under the Notes to no less an extent as such obligations under the Notes are subordinated to Senior Indebtedness and that the disposition, pledge or transfer of such Indebtedness of the Company to a Person other than a wholly owned Subsidiary and the occurrence of any event pursuant to which such wholly owned Subsidiary is no longer a wholly owned Subsidiary shall each constitute an incurrence of Indebtedness that is not permitted by this clause (iv);

(v)            Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk with respect to (a) interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Section 5.10(b), (b) exchange rate risk with respect to any currency exchange, (c) commodity risk; or (d) any combination of the foregoing;

(vi)           the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, Synthetic Lease Obligations, mortgage financings, purchase money obligations or letters of credit, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment used in the business of the Company or any of its Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (vi), not to exceed $1,000,000 outstanding at any time;

(vii)           the issuance by any of the Company’s Subsidiaries to the Company or any of its other Subsidiaries shares of Disqualified Stock ; provided, however, that: (a) any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock being held by a Person other than the Company or a Subsidiary of the Company; or (b) any sale or other transfer of any such Disqualified Stock to a Person that is not either the Company or a Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such Disqualified Stock by such Subsidiary that was not permitted by this clause (vii);

(viii)        the guarantee by the Company or any of its Subsidiaries of Indebtedness of the Company or any of its other Subsidiaries so long as the incurrence of such Indebtedness incurred by such Subsidiary is permitted under the terms of this Section 5.10(b); provided, in each case, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(ix)           the incurrence by the Company or any of its Subsidiaries of Indebtedness in respect of workers’ compensation or general liability claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance premium finance agreements, statutory obligations, bankers’ acceptances and performance, appeal or surety bonds in the ordinary course of business;

(x)            the incurrence by the Company or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(xi)           the incurrence of Indebtedness consisting of indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Indebtedness or guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(xii)          any unsecured Indebtedness of the Company or any of its Subsidiaries that is created, incurred, assumed, guaranteed or in effect guaranteed by the Company or any of its Subsidiaries after the date of this Agreement if, in the case of any particular Indebtedness, the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall be subordinated in right of payment to the Notes;

(xiii)         the incurrence of any Indebtedness under any instrument evidencing such Indebtedness that was outstanding on the date of this Agreement, including, but not limited to, (A) Indebtedness of 6900 Quad Avenue, LLC and (B) Indebtedness of Imbali Metals Bvba, and any guarantee by the Company or any of its Subsidiaries of such Indebtedness, and any extensions, renewals, refinancing and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date thereof;

(xiv)         the incurrence of the following Indebtedness; provided that the aggregate amount of the Indebtedness permitted under this clause (xiv) outstanding at any time shall not exceed $25,000,000 (calculated without duplication of Indebtedness and a guarantee of such Indebtedness):

(A)           Indebtedness of the Company which is incurred to finance the acquisition of Inventory in the ordinary course of business and is non-recourse to the Company and any of its property other than the Inventory financed thereby, pursuant to customary non-recourse provisions (including normal and customary exceptions to the non-recourse nature thereof); provided that such Indebtedness does not exceed 100% of the cost of acquiring such Inventory;

(B)           Indebtedness in the form of reimbursement obligations under letters of credit issued for the account of the Company to secure the purchase price of Inventory in the ordinary course of business to be acquired by the Company if (1) such reimbursement obligation is secured only by the Inventory the purchase price of which is secured by the applicable letter of credit; and (2) such Indebtedness does not exceed 100% of the cost of acquiring such Inventory; and

(C)           Guarantees by the Company of Indebtedness in the form of loans made under pre-export finance arrangements by third parties to certain of the Company's suppliers; provided that (1) with respect to any one supplier, the amount of the guarantee provided for the benefit of such supplier shall be limited to an amount not to exceed 20% of the aggregate amount of such loans to such supplier and (2) the aggregate amount of the Indebtedness guaranteed pursuant to the guarantees provided under this clause (C) shall not exceed $3,000,000; and

(xv)           the incurrence by the Company or any of its Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xv), not to exceed $13,000,000.

5.11	Restrictions on Liens

The Company shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist any Liens upon any assets of the Company or any such Subsidiaries or any shares of Capital Stock of such Subsidiaries, in each case now owned or hereafter acquired; provided, however, that this Section 5.11 shall not prohibit the creation or continuing existence of any Permitted Lien.

5.12	Payments Restricted Upon Default

The Company will not, directly or indirectly (i) declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or any of its Subsidiaries), or (ii) purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than Equity Interests of the Company held by any of its Subsidiaries) unless, at the time of and after giving effect to such dividend, purchase, redemption, defeasance, acquisition or retirement, as the case may, be no Default has occurred and is continuing to or would occur as a consequence of such action.

5.13	Registration of Common Stock

(a)           The Company agrees that it shall file with the SEC a registration statement (the “Registration Statement”), for the registration under the Securities Act, of an offering to be made on a continuous basis under the Securities Act covering all of the Common Stock issuable upon conversion of the Notes in accordance with the terms of this Agreement. Furthermore, if, prior to the filing of the Registration Statement with the SEC, the Company proposes to register any of its securities (other than the Common Stock issuable upon conversion of the Notes) under the Securities Act, whether or not for sale for its own account (other than pursuant to Form S-4 or Form S-8 or any successor or similar forms), the Company shall use such registration statement for the registration under the Securities Act of all of the shares of Common Stock issuable upon conversion of the Notes, and such registration statement shall be deemed the Registration Statement for purposes of this Section 5.13. Upon filing of the Registration Statement, the Company shall take all additional actions necessary or appropriate to cause the Registration Statement to become effective by no event later than March 31, 2012 (the “Effectiveness Deadline”), and to cause a current prospectus to be and remain available for delivery in connection with such Common Stock after the Effectiveness Deadline. In addition, the Company agrees to use commercially reasonable efforts to register and qualify for sale such Common Stock under the “blue sky” laws in such states as the Majority Holders shall reasonably request to the extent an exemption is not available.

(b)           The Company shall use its reasonable best efforts to keep the Registration Statement continuously effective under the Securities Act until the date which is one year after the Maturity Date, or such shorter period ending when (i) all shares of Common Stock issued upon conversion of the Notes and covered by the Registration Statement have been sold by the Holders named as sellers in the Registration Statement as of the Effectiveness Deadline in the manner set forth and as contemplated in the Registration Statement or (ii) a subsequent registration statement covering all of the Common Stock issuable upon conversion of the Notes covered by and not sold under the Registration Statement (a “Subsequent Registration Statement”) or an earlier Subsequent Registration Statement has been declared effective under the Securities Act (in which case the Company shall use its reasonable best efforts to keep any Subsequent Registration Statement continuously effective under the Securities Act until the date which is the earlier of (A) one year after the Maturity Date or (B) the date when all shares of Common Stock issued upon conversion of the Notes and covered by the Registration Statement have been sold by the Holders named as sellers in the Registration Statement on the Effectiveness Deadline in the manner set forth and as contemplated in such Subsequent Registration Statement).

(c)           The Company shall promptly supplement and amend the Registration Statement or any Subsequent Registration Statement if required by the rules, regulations or instructions applicable to the registration form used for such Registration Statement or Subsequent Registration Statement, if required by the Securities Act, or if reasonably requested in writing by the Holders of a majority of the shares of Common Stock covered by such Registration Statement which have not been previously sold or disposed of by such Holders in the manner set forth and as contemplated in such Registration Statement or Subsequent Registration Statement or by any underwriter of such Common Stock.

(d)           No Holder shall be entitled to include any of its Common Stock in any Registration Statement or Subsequent Registration Statement pursuant to this Agreement unless such Holder furnishes to the Company  in writing, within 15 days after receipt of a written request therefor, such information as the Company after conferring with counsel with regard to information relating to Holders that would be required by the SEC to be included in such Registration Statement, Subsequent Registration Statement or prospectus included therein, may reasonably request for inclusion in any such Registration Statement, Subsequent Registration Statement or prospectus included therein, and no such Holder shall be entitled to additional interest or any other payment pursuant to Section 5.13(e) hereof unless and until such Holder shall have provided such information.

(e)           If the Registration Statement shall not have been declared or remain effective under the Securities Act by the Effectiveness Deadline, or if the Registration Statement or any Subsequent Registration Statement shall not remain effective under the Securities Act in accordance with Section 5.13(b), and the Common Stock issuable upon conversion of the Notes is not otherwise freely tradable by the Holders named as sellers in the Registration Statement as of the Effectiveness Deadline in the manner set forth and as contemplated in the Registration Statement or any Subsequent Registration Statement, if applicable (as a result of restrictions pursuant to United States securities law or the terms of this Agreement, the Notes, or any other Document), the Company shall, at each Holder’s option, (i) repurchase all, but not less than all, of the Common Stock issued upon any prior exercise of any such Holder’s Notes (provided such Holder is entitled to be named as a seller in the Registration Statement as of the Effectiveness Deadline in accordance with this Section 5.13) or the Notes from which such Holder’s Common Stock registered or to be registered pursuant to the Registration Statement or any Subsequent Registration Statement, if applicable, is convertible, as the case may be, for 110% of the principal amount of the Notes repurchased, plus accrued and unpaid interest to, but not including the date of repurchase (the “Repurchase Option”); provided, however, that such Holder must elect to exercise the Repurchase Option, in the case of the initial effectiveness of the Registration Statement, within the period beginning on the day immediately following the Effectiveness Deadline and ending on the earlier of the 30th  day immediately following the Effectiveness Deadline or such date as the Registration Statement has been declared effective by the SEC or, in the case of the Company’s failure to maintain effectiveness in accordance with Section 5.13(b) above, beginning on the date such Holder has been notified by the Company that the Company received notification of such failure from the SEC (which notice shall be provided as promptly as practicable after such notification from the SEC has been received by the Company) and ending on the earlier of the 30th  day immediately following the date such Holder received such notice or such date as the Registration Statement or Subsequent Registration Statement, as the case may be, has been declared effective by the SEC; provided further, however, that such Holder shall not be entitled to any Additional Payment (as defined below) for any reason whatsoever with respect to any such Securities to be repurchased pursuant to the Repurchase Option, and no payment due to such Holder in connection with the Repurchase Option shall include all or any portion of any Additional Payment, or (ii) if such Holder has not timely exercised its Repurchase Option, make an additional payment (“Additional Payment”) in an amount equal to 2% per annum of the principal amount of the Notes from which such Holder’s Common Stock registered or to be registered pursuant to the Registration Statement or any Subsequent Registration Statement, if applicable, was converted or is convertible, as the case may be (including, for the avoidance of any doubt, any Securities not repurchased in accordance with clause (i) above). Additional Payments shall be made as if they were additional interest on the Notes (regardless of whether such Notes have been exercised, in which case such Additional Payments shall be made to the Holders of Common Stock issued upon conversion of any Notes that were entitled to be named as sellers in the Registration Statement as of the Effectiveness Deadline, and on the dates and in the manner provided for payment of interest in this Agreement), and shall accrue as such from the date on which any of the Defaults described in this Section 5.13(e) occurred to, but excluding, the earlier of (A) the declaration of effectiveness of the Registration Statement under the Securities Act by the SEC after the Effectiveness Deadline or the declaration of effectiveness under the Securities Act by the SEC of the Registration Statement or a Subsequent Registration Statement that had ceased to remain effective (in the case of Section 5.13(b) above), as applicable, or (B) the date on which all of the Common Stock issuable upon conversion of the Notes otherwise becomes freely tradable by all Holders, without further registration under the Securities Act.  Holders who do not provide information pursuant to Sections 5.13(d) in a timely manner as set forth therein shall not be entitled to receive any Additional Payment or to have their Securities repurchased pursuant to the Repurchase Option.

(f)           The Company shall pay all expenses in connection with registration of Common Stock pursuant to this Section 5.13.

(g)           The Company agrees to indemnify and hold harmless each Holder and each Person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act (each Selling Holder and such controlling Persons are referred to collectively as the “Selling Holder Indemnified Parties”) from and against any losses, claims, damages or liabilities, joint or several, or any actions in respect thereof (including, but not limited to, any losses, claims, damages, liabilities or actions relating to purchases and sales of the registrable Common Stock) to which each Selling Holder Indemnified Party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, a Subsequent Registration Statement or a prospectus included therein, or in any amendment or supplement thereto or in any preliminary prospectus relating to such registration, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse, as incurred, the Selling Holder Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action in respect thereof; provided, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, a Subsequent Registration Statement or a prospectus included therein or in any amendment or supplement thereto or in any preliminary prospectus relating to such registration in reliance upon and in conformity with written information pertaining to such Holder and furnished to the Company by or on behalf of such Holder specifically for inclusion therein.

(h)           Each Holder shall, severally and not jointly, indemnify and hold harmless the Company and each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (the Company and such controlling Persons are referred to collectively as the “Company Indemnified Parties”) from and against any losses, claims, damages or liabilities, joint or several, or any actions in respect thereof (including, but not limited to, any losses, claims, damages, liabilities or actions relating to purchases and sales of the registrable Common Stock) to which each Company Indemnified Party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, a Subsequent Registration Statement or a prospectus included therein, or in any amendment or supplement thereto or in any preliminary prospectus relating to such registration, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such losses resulted solely from an untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in or omitted from an information so furnished in writing by such Holder to the Company expressly for use therein.

(i)           The Company shall furnish to any selling Holders who so request in writing (i) upon the Company’s receipt, a copy of the order of the SEC declaring the Registration Statement, any Subsequent Registration Statement and any post-effective amendment thereto effective under the Securities Act, (ii) such reasonable number of copies of such Registration Statement or Subsequent Registration Statement and of each amendment and supplement thereto (in each case including any documents incorporated therein by reference and all exhibits), (iii) such reasonable number of copies of the prospectus included in such Registration Statement or Subsequent Registration Statement (including each preliminary prospectus, if applicable) and each amendment and supplement thereto, and such reasonable number of copies of the final prospectus as filed by the Company pursuant to Rule 424(b) under the Securities Act, in conformity with the requirements of the Securities Act and each amendment and supplement thereto, and (iv) such other documents, as any such Holder may reasonably request in writing. In addition, the Company shall promptly notify the Holders in writing when any event has occurred that will require the amendment of the Registration Statement or any Subsequent Registration Statement.

(j)           The Company shall comply with all applicable rules and regulations of the SEC and make generally available to the Holders with regard to the Registration Statement or any Subsequent Registration Statement any earning statements satisfying the provisions of section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) commencing on the first day of the first fiscal quarter of the Company after the effective date of a Registration Statement, which statements shall cover said 12-month periods.

(k)           In case any Holder elects to exercise the Repurchase Option pursuant to Section 5.13(e), the Company shall provide such Holder with the requisite payment in connection therewith within 10 Business Days of receipt of written notification from such Holder that he, she or it intends to exercise her, her or its Repurchase Option, provided that such written notification must be accompanied by any and all certificates and/or Notes representing the Securities to be repurchased, unless the Company is already in possession of such certificates and/or Notes.

(l)           Any Securities repurchased in accordance with this Section 5.13 shall be automatically cancelled and cease to be outstanding and the Holders of such Securities shall cease to have any rights with respect thereto, except the right to receive payment for such repurchase in accordance with 5.13(e).

(m)           In the event of any Holder’s exercise of the Repurchase Option, the Company shall not be required to issue, register the transfer of or exchange any Security of such Holder at any time after such Holder has notified the Company that he, she or it has exercised the Repurchase Option.

5.14	Board Composition

(a)           The Company shall take any and all actions as may be required under the laws of its state of incorporation, its Charter Documents and any all other applicable laws set forth by any Governmental Body in order to (i) fix the size of its Board of Directors at ten within 15 days after the Closing Date (the “Board Designation Deadline”) (which size may subsequently be changed, provided that such change does not effect the rights accorded to Mr. Leon G. Cooperman and his Affiliates in accordance with this Section 5.14 and Section 6.2 herein); (ii) cause the election of a director designated by Mr. Leon G. Cooperman, which designee shall initially be Mr. Douglas Kass, to serve as a member of the Company’s Board of Directors  from the Board Designation Deadline until such director designee’s resignation, death, removal or disqualification; provided, however, that such director designee must be approved by the Company’s Board of Directors prior to being seated as a director, but may subsequently only be removed by the Company’s Board of Directors, absent a vote for such removal by the holders of the Company’s Capital Stock entitled to vote on such matters in accordance with any applicable laws set forth by any Governmental Body, (A) for gross negligence or a material breach of such director designee’s fiduciary or similar duties owed to the Company or (B) at any time after Mr. Leon G. Cooperman and/or any of his Affiliates collectively cease to be a Holder of at least (x) Notes convertible into at least 10% of the outstanding voting Capital Stock of the Company as of the Closing Date, (y) 10% of the outstanding voting Capital Stock of the Company as of the Closing Date, or (z) any combination thereof (a “10% Holder”); and (iii) if at any time the members of the Company’s Board of  Directors are to be re-elected by any holders of the Company’s Capital Stock prior to the such time as Mr. Leon G. Cooperman and/or any of his Affiliates collectively cease to be a 10% Holder, include such director designee or replacement (as set forth in Section 5.14(b) below) as a nominee for election or re-election as a member of the Company’s Board of Directors, as the case may be, in the proxy statement to be sent to any holders of the Company’s Capital Stock in connection with the next annual or special meeting of such holders entitled to vote on such matters if the re-election of the members of the Company’s Board of Directors shall be proposed by the Company’s Board of Directors in such proxy statement and, in such instance, the Company’s Board of Directors shall recommend to any such holders of its Capital Stock entitled to vote at such meeting in such proxy statement the election or re-election, as applicable, of such director designee. For the avoidance of any doubt, at no time shall Mr. Leon G. Cooperman or his Affiliates be entitled to appoint more than a single director designee to the Company’s Board of Directors other than upon an Event of Default in accordance with Section 6.2 below, in which case Mr. Leon G. Cooperman or his Affiliates shall be entitled to appoint a second director designee in accordance with the provisions herein. For purposes of this Section 5.14 and Section 6.2 below, Mr. Leon Cooperman and/or his Affiliates shall not collectively cease to be a 10% Holder for any reason whatsoever other than their sale or disposition of any Securities.

(b)           In the event of the resignation, death, removal or disqualification of such director designee at any time after the Board Designation Deadline, Mr. Leon G. Cooperman shall be entitled, for so long as he and/or any of his Affiliates collectively remain a 10% Holder, to nominate a replacement director and, after the Company’s Board of Directors has approved such designee, the Company’s Board of Directors shall, subject to any requisite approvals of any holders of the Company’s Capital Stock entitled to vote on such matters, take such actions as may be necessary under the laws of its state of incorporation, its Charter Documents and any all other applicable laws set forth by any Governmental Body to elect such nominee to the Company’s Board of Directors to serve until his or her resignation, death, removal or disqualification  or until his or her successor is duly elected.

SECTION 6.	DEFAULTS AND REMEDIES

6.1	Events of Default

An “Event of Default” occurs if:

(a)           the Company defaults in the payment of the principal amount of any Note when the same becomes due and payable at maturity, upon acceleration, upon redemption, or otherwise (whether or not prohibited by the subordination provisions hereunder);

(b)           the Company defaults in the payment of interest on any Note or any other amount payable hereunder when the same becomes due and payable and the Default continues for a period of 10 Business Days (whether or not prohibited by the subordination provisions hereunder);

(c)           the Company fails to comply with any of the agreements, covenants or provisions applicable to the Company under this Agreement or the Notes, and such Default continues for the period and after the notice specified below; provided, however, that, notwithstanding the foregoing, the exercise of the Repurchase Option and/or the payment of any Additional Payment shall be the sole remedy available to any Holder upon the occurrence of any Event of Default resulting from the failure by the Company to fulfill its obligations under Section 5.13 of this Agreement;

(d)           if any of the representations or warranties of the Company made in this Agreement (including those representations and warranties incorporated by reference herein) are untrue in any respect, the result of which could reasonably be expected to have a Material Adverse Effect;

(e)           if the Company (i) defaults in the payment of principal or interest payments under any loan agreement, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any other Indebtedness of the Company or any of its Subsidiaries for borrowed money (or the payment of which is guaranteed by the Company or any of its Subsidiaries) in a principal amount in excess of $5,000,000 individual or in the aggregate, whether such Indebtedness or guarantee now exists or shall be created hereafter and which Indebtedness constitutes Senior Indebtedness but excluding defaults in payment under the Senior Credit Agreement, or (ii) an event of default occurs under any loan agreement, note, mortgage, indenture or instrument (including the Senior Credit Agreement) which shall represent a default in payment upon final maturity or otherwise result in the acceleration of such Indebtedness prior to its expressed maturity and the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which there has been a default in payment upon final maturity or the maturity of which has been so accelerated and has not been paid, aggregates $5,000,000 or more;

(f)           a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any Subsidiary of the Company and such remains undischarged for a period (during which execution shall not be effectively stayed) of 30 days, provided that the aggregate of all such judgments exceeds $1,000,000;

(g)           the filing by the Company or any of its material Subsidiaries (any such Person, a “Debtor”) of a petition commencing a voluntary case under Section 301 of Title 11 of the United States Code, or the commencement by a Debtor of a case or proceeding under any other Bankruptcy Law seeking the adjustment, restructuring, or discharge of the debts of such Debtor, or the liquidation of such Debtor, including without limitation the making by a Debtor of an assignment for the benefit of creditors; or the taking of any corporate action by a Debtor in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing;

(h)           the filing against a Debtor of a petition commencing an involuntary case under Section 303 of Title 11 of the United States Code, with respect to which case (i) such Debtor consents or fails to timely object to the entry of, or fails to seek the stay and dismissal of, an order of relief, (ii) an order for relief is entered and is pending and unstayed on the 60th day after the filing of the petition commencing such case, or if stayed, such stay is subsequently lifted so that such order for relief is given full force and effect, or (iii) no order for relief is entered, but the court in which such petition was filed has not entered an order dismissing such petition by the 60th day after the filing thereof; or the commencement under any other Bankruptcy Law of a case or proceeding against a Debtor seeking the adjustment, restructuring, or discharge of the debts of such Debtor, or the liquidation of such Debtor, which case or proceeding is pending without having been dismissed on the 60th day after the commencement thereof;

(i)           the entry by a court of competent jurisdiction of a judgment, decree or order appointing a receiver, liquidator, trustee, custodian or assignee of a Debtor or of the property of a Debtor, or directing the winding up or liquidation of the affairs or property of a Debtor, and (i) such Debtor consents or fails to timely object to the entry of, or fails to seek the stay and dismissal of, such judgment, decree, or order, or (ii) such judgment, decree or order is in full force and effect and is not stayed on the 60th day after the entry thereof, or, if stayed, such stay is thereafter lifted so that such judgment, decree or order is given full force and effect; or

(j)           failure by the Company to comply with its obligation to convert the Notes into Common Stock in accordance with the terms of this Agreement upon exercise of a Holder’s conversion right and such failure continues for five Business Days.

The term “Bankruptcy Law” means title 11, U.S. Code or any similar Federal or state insolvency law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

A Default under clause (c) of this Section 6.1 (other than a Default under Sections 5.2 or 5.3 of this Agreement, which Default shall be an Event of Default without notice or passage of time specified in this paragraph) or under clause (f) of this Section 6.1 is not an Event of Default until the Holders of at least 25% in aggregate principal amount of the then outstanding Notes notify the Company of the Default and, in the case of a Default under clause (c), the Company does not cure the Default or the Default is not waived within 30 days after receipt of the notice.  The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

6.2	Acceleration of Notes; Remedies

Subject to the following paragraph and Section 7 of this Agreement, if an Event of Default (other than an Event of Default specified in clause (g), (h) or (i) of Section 6.1) occurs and is continuing, the Majority Holders, by notice to the Company, may declare the unpaid principal of and any accrued interest on all the Notes to be due and payable, and immediately upon such declaration, the principal, premium, if any, and interest shall be due and payable; provided, however, that, provided Mr. Leon G. Cooperman and/or any of his Affiliates collectively are a 10% Holder at such time as such declaration may be made after the occurrence of Event of Default (other than an Event of Default specified in clause (g), (h) or (i) of Section 6.1), Mr. Leon G. Cooperman or his Affiliates may, in lieu of any declaration of the acceleration of payment of the unpaid principal and any accrued interest due on all of the Notes, appoint a second director designee to the Company’s Board of Directors in addition to their right to appoint an initial director designee pursuant to Section 5.14 above, and the Company shall take such actions as necessary, upon approval of such director designee by the Company’s Board of Directors, to cause such director designee to be seated on the Company’s Board of Directors and otherwise fulfill its obligations with respect to such director designee to the same extent as such obligations run toward Mr. Leon G. Cooperman, his Affiliates and their first director designee in accordance with Section 5.14 above.  If an Event of Default specified in clause (g), (h) or (i) of Section 6.1 occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Holder.

The Majority Holders by notice to the Company may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

6.3	Other Remedies

If an Event of Default occurs and is continuing, Holders of the Notes may, subject to Section 7 of this Agreement, pursue any available remedy to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement.

A delay or omission by any Holder of any Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

6.4	Waiver of Past Defaults

The Majority Holders by notice to the Company may waive an existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of or interest on any Notes.

6.5	Rights of Holders to Receive Payment

Notwithstanding any other provision of this Agreement (other than Section 7), the right of any Holder of a Note to receive payment of principal and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

6.6	Undertaking for Costs

In any suit for the enforcement of any right or remedy under this Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

SECTION 7.	SUBORDINATION

7.1	Notes Subordinated to Senior Indebtedness

The Company, for itself and its successors, and each Holder, by his acceptance of Notes, agrees that, the Subordinated Indebtedness is subordinated, to the extent and in the manner provided in this Section 7, to the prior payment in full in cash of all Senior Indebtedness and that these subordination provisions are for the benefit of the holders of Senior Indebtedness and may not be amended or otherwise modified without the consent of such holders.

This Section 7 shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are made obligees hereunder and any one or more of them may enforce such provisions.  If all Senior Indebtedness shall at any time be paid in full, the provisions of this Section 7 shall remain in full force and effect with respect to any Senior Indebtedness thereafter incurred.  In furtherance of the foregoing, this Section 7 shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment of any of the Senior Indebtedness, in whole or in part, is rescinded or must otherwise be restored or refunded by a holder of the Senior Indebtedness as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made.  This Section 7 is a "subordination agreement" under section 510(a) of the Bankruptcy Code and shall be effective before, during and after the commencement of an insolvency proceeding.

7.2	No Payment on Notes or in respect of the Common Stock in Certain Circumstances

(a)           No payment shall be made by or on behalf of the Company on account of the Subordinated Indebtedness until the Senior Credit Agreement Repayment Date; except that when no Indefinite Blockage Period or Payment Blockage Period exists, cash payments in respect of interest which accrues on the Notes (including all Additional Payments) may be made by the Company.

(b)           No payment shall be made by or on behalf of the Company on account of the Subordinated Indebtedness for cash or property during the period (the “Indefinite Blockage Period”) beginning on the date that either (i) an Event of Default of the type specified in clause (g), (h) or (i) of Section 6.1 occurs ("Insolvency Default")or (ii) the Company and the Holders receive written notice (a “Payment Notice”) from holders of such Senior Indebtedness (or their representative) (which notice will be promptly given to the Holders) of any default in payment (a “Payment Default”) of any principal of, premium, if any, or interest on any Senior Indebtedness or any obligation owing under or in respect of Senior Indebtedness, and ending on the earliest of:  (i) the date on which the Senior Indebtedness to which such Payment Default relates is paid in full in cash, Cash Equivalents or in other consideration satisfactory to the holders of such Senior Indebtedness or such default is cured pursuant to the terms of the agreement evidencing such Senior Indebtedness, and (ii) the date on which such Payment Default is waived in writing in accordance with the agreements governing such Senior Indebtedness by the holders of such Senior Indebtedness; provided that if an Insolvency Default shall have occurred, then the Indefinite Blockage Period shall not end until all the Senior Indebtedness is paid in full in cash, in Cash Equivalents or in other consideration satisfactory to the holders of such Senior Indebtedness.

(c)           If an event of default other than a Payment Default (an “Other Default”) with respect to any Designated Senior Indebtedness, as such event of default is defined in the agreements governing such Designated Senior Indebtedness, has occurred, is continuing and permits the holders (or any requisite percentage thereof) to declare such Designated Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, then, during the period (the “Payment Blockage Period”) commencing on the date that the Company and the Holders receive written notice (a “Default Notice”) of the Other Default (which notice will be promptly given to the Holders) from holders of such Designated Senior Indebtedness (or their representative) and ending on the earliest of:  (i) 179 days after such date, (ii) the date, if any, on which the Senior Indebtedness to which the Other Default relates is paid in full in cash, Cash Equivalents or in other consideration satisfactory to the holders of such Designated Senior Indebtedness (and if such Designated Senior Indebtedness is the Senior Indebtedness outstanding under the Senior Credit Agreement, the Senior Credit Agreement Payment Date shall have otherwise occurred) or the Other Default is cured or waived in writing in accordance with the agreements governing such Designated Senior Indebtedness by the holders of such Designated Senior Indebtedness, and (iii) the date on which the Holders receive from the holders of such Designated Senior Indebtedness (or their representative) that commenced the Payment Blockage Period written notice that the Payment Blockage Period has been terminated, no payment shall be made by or on behalf of the Company on account of the Subordinated Indebtedness.  During any consecutive 360-day period, the aggregate of all Payment Blockage Periods shall not exceed 179 days and there shall be a period of at least 181 consecutive days in each consecutive 360-day period when no Payment Blockage Period is in effect.  No facts or circumstances that resulted in an event of default that existed or was continuing with respect to such Senior Indebtedness for which a Default Notice commencing a Payment Blockage Period was given on the date such Payment Blockage Period commenced shall be, or be made, the basis for the commencement of any subsequent Payment Blockage Period unless the resulting event of default is cured or waived for a period of not less than 90 consecutive days.

(d)           Until the Senior Credit Agreement Payment Date, no Holder will demand payment of, accelerate the maturity of or commence or join in any action or proceeding against the Company or its Subsidiaries (or any property of the Company or its Subsidiaries) to recover all or any part of Subordinated Indebtedness (including any right to sue the Company or any Subsidiary or to file or participate in the filing of any involuntary bankruptcy petition against the Company or any Subsidiary) unless: (i) the holders of the Senior Indebtedness outstanding under the Senior Credit Agreement shall have accelerated such Senior Indebtedness and otherwise commence enforcement action against the Company or its property and (ii) the applicable Holder shall have given the agent under the Senior Credit Agreement 30 days prior written notice of its or his intention to commence such action; provided, however, no Holders shall be prohibited by the terms of this clause (d) from: (x) filing proofs of debt or claim and voting all claims in any bankruptcy, insolvency, receivership or similar proceeding or upon assignment for the benefit of creditors initiated by others or (y) from exercising the rights under Section 6.2 of this Agreement to appoint a second director designee to be seated on the Company's Board of Directors.

(e)           The provisions of this clause (e) are only applicable after the Senior Credit Agreement Payment Date.  For purposes of this Agreement, the term “Standstill Period” shall mean a period which commences on the date (which must be after the Senior Credit Agreement Payment Date) that the Company and the Holders receive a Default Notice or a Payment Notice, as the case may be, and ends on the earliest to occur of (i) the termination of the Payment Blockage Period relating to such Default Notice or the termination of the Indefinite Blockage Period relating to such Payment Notice, as the case may be, (ii) acceleration of the Senior Indebtedness to which such Default Notice or Payment Notice, as the case may be, relates, (iii) an Insolvency Default, (iv) 90 days after the receipt by the Company or the Holders of such Default Notice or Payment Notice, as the case may be, (v) the written waiver or amendment by or on behalf of the lenders under any Senior Indebtedness of the restrictions, during such Standstill Period, on asset sales or dispositions by the Company or any of its Subsidiaries so as to permit the Company or any of its Subsidiaries to transfer or apply the net proceeds from such asset sales or dispositions to or for the benefit of any holders of long-term Indebtedness of the Company or its Subsidiaries other than to repay Obligations under the Senior Credit Agreement, (vi) the written waiver or amendment, during such Standstill Period, by or on behalf of the lenders under any Senior Indebtedness of the prohibition on the creation or existence of liens on property, revenue or assets of the Company or any of its Subsidiaries so as to permit the creation or existence of liens (including without limitation judgment liens) securing payment of Indebtedness of the Company or any of its Subsidiaries which ranks pari passu with the Notes or is subordinate or junior in right of payment to the Notes, or (vii) such time as the holders of the Senior Indebtedness or their designated representative consents in writing to the termination of the Standstill Period.  For purposes of this Agreement, the term “Standstill Notice” means notice to the Holders of the Notes from the holders of the Designated Senior Indebtedness that a Standstill Period is in effect as a result of the occurrence of a Payment Default or an Other Default, as the case may be.  Upon receipt by the Holders of the Notes of a Standstill Notice, such Holders shall be prohibited from accelerating the Notes and shall be prohibited from enforcing any of their default remedies with respect thereto (including any right to sue the Company or to file or participate in the filing of any involuntary bankruptcy petition against the Company) until the Standstill Period relating to such Standstill Notice shall cease to be in effect; provided, however, that if a Holder had initiated an enforcement action (A) prior to the commencement of such Standstill Period at a time when such Holder was entitled to do so, or (B) during such Standstill Period but prior to receipt by such Holder of a Standstill Notice, then such Holder shall not be prevented during the Standstill Period from taking any steps with respect to such pending enforcement action as are required by law or are reasonably required to avoid material prejudice to the rights of such Holder.  Upon the termination of any Standstill Period, the Holders of the Notes may, at their sole election, exercise any and all remedies (including acceleration of the maturity of the Notes) available to them under this Agreement or applicable law; provided that the Indefinite Blockage Period or the Payment Blockage Period, as the case may be, shall (if not also terminated) continue notwithstanding the termination of the Standstill Period.  Notwithstanding the foregoing, not more than one Standstill Period may be commenced within a period of 365 consecutive days.

(f)           In furtherance of the provisions of Section 7.1, in the event that, notwithstanding the foregoing provisions of this Section 7.2, any payment or distribution of assets on account of the Subordinated Indebtedness shall be made by the Company and received by any Holder, at a time when such payment or distribution was prohibited by the provisions of this Section 7.2, then, unless such payment or distribution is no longer prohibited by this Section 7.2, such payment or distribution shall be received and held in trust by such Holder for the benefit of the holders of Senior Indebtedness, and shall be paid or delivered by such Holders to the holders of Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts on account of the Senior Indebtedness held or represented by each, to the extent necessary to enable payment in full (except as such payment otherwise shall have been provided for), of all Senior Indebtedness remaining unpaid, after giving effect to all concurrent payments and distributions and all provisions therefor, to or for the holders of such Senior Indebtedness, but only to the extent that as to any holder of such Senior Indebtedness such holder (or a representative thereof) notifies the Holders of the amounts then due and owing on such Senior Indebtedness, if any, held by such holder and only the amounts specified in such notices to the Holders shall be paid to the holders of such Senior Indebtedness.

The Company shall give prompt written notice to the Holders of any default or event of default, and any cure or waiver thereof, or any acceleration under any Senior Indebtedness or under any agreement pursuant to which Senior Indebtedness may have been issued.

7.3	Subordinated Indebtedness Subordinated to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization

Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or similar proceeding or upon assignment for the benefit of creditors:

(a)           the holders of all Senior Indebtedness shall first be entitled to receive payments in full (or to have such payment duly provided for) of the principal of and interest on and other amounts payable in respect thereof, before the Holders are entitled to receive any payment on account of any Subordinated Indebtedness;

(b)           any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders would be entitled except for the provisions of this Section 7 shall be paid by the liquidating trustee or agent or other Person making such a payment or distribution, directly to the holders of Senior Indebtedness or their representative, ratably according to the respective amounts of Senior Indebtedness held or represented by each, to the extent necessary to make payment in full (or have such payment duly provided for) of all such Senior Indebtedness remaining unpaid after giving effect to all concurrent payments and distributions and all provisions therefor to or for the holders of such Senior Indebtedness; and

(c)           in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, shall be received by the Holders on account of any Subordinated Indebtedness, before all Senior Indebtedness is paid in full (or provision made therefor), such payment or distribution shall be received and held in trust by such Holder for the benefit of the holders of such Senior Indebtedness, or their respective representative, ratably according to the respective amounts of Senior Indebtedness held or represented by each, to the extent necessary to make payment in full (except as such payment otherwise shall have been provided for) of all such Senior Indebtedness remaining unpaid after giving effect to all concurrent payments and distributions and all provisions therefor to or for the holders of such Senior Indebtedness, but only to the extent that as to any holder of such Senior Indebtedness such holder (or a representative therefor) notifies the Holders of the amounts then due and owing on such Senior Indebtedness, if any, held by such holder and only the amounts specified in such notices to the Holders shall be paid to the holders of such Senior Indebtedness.

The Company shall give prompt written notice to the Holders of any dissolution, winding up, liquidation or reorganization of the Company or assignment for the benefit of creditors by the Company.

7.4	Noteholders to Be Subrogated to Rights of Holders of Senior Indebtedness

Subject to the payment in full of all Senior Indebtedness (or provision made for its payment as contemplated by the definition of the term "Senior Credit Agreement Payment Date"), the Holders of Notes shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on the Notes shall be paid in full, and for the purpose of such subrogation no such payments or distributions to the holders of such Senior Indebtedness by or on behalf of the Company, or by or on behalf of the Holders by virtue of this Section 7, which otherwise would have been made to the Holders shall, as between the Company and the Holders, be deemed to be payment by the Company, to or on account of such Senior Indebtedness, it being understood that the provisions of this Section 7 are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of such Senior Indebtedness, on the other hand.

If any payment or distribution to which the Holders would otherwise have been entitled but for the provisions of this Section 7 shall have been applied, pursuant to the provisions of this Section 7, to the payment of amounts payable under Senior Indebtedness, then the Holders shall be entitled to receive from the holders of such Senior Indebtedness any payments or distributions received by such holders of Senior Indebtedness in excess of the amount sufficient to pay all amounts payable under or in respect of such Senior Indebtedness in full.

7.5	Obligations of the Company Unconditional

Nothing contained in this Section 7 or elsewhere in this Agreement or in the Notes is intended to or shall impair, as between the Company and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the principal of, premium, if any, and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of the Senior Indebtedness.  Upon any distribution of assets of the Company referred to in this Section 7, the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other Person making any distribution to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 7.

7.6	Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Indebtedness

No right of any present or future holders of any Senior Indebtedness to enforce subordination provisions contained in this Section 7 shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of this Agreement, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.  The holders of Senior Indebtedness may extend, renew, modify or amend the terms of the Senior Indebtedness or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company all without affecting the liabilities and obligations of the parties to this Agreement or the Holders.

7.7	Section 7 Not to Prevent Events of Default

The failure to make a payment on account of principal of, premium, if any, or interest on the Notes by reason of any provision of this Section 7 shall not be construed as preventing the occurrence of a Default or an Event of Default under this Agreement or in any way prevent the Holders from exercising any right hereunder other than the right to receive payment on the Notes.

7.8	Subordination of Liens

This Agreement and the Notes are unsecured.  In the event any Subordinated Indebtedness is secured by any assets of the Company or any Subsidiary, whatever right, title, and interest (including any Liens) that a Holder has in and to any such assets securing the Subordinated Indebtedness shall, at all time and in all respects, be subject and subordinate to the right, title, and interest (including Liens) of the holders of the Senior Indebtedness, if any, in such assets.

7.9	Senior Creditor Rights

Each Holder hereby grants the agent under the Senior Credit Agreement the right in the name of such Holder (if such Holder fails to file by the date which is thirty (30) days before the applicable bar date) to file any proof of debt or claim on behalf of such Holder in respect of the Subordinated Indebtedness in any bankruptcy, insolvency, receivership or similar proceeding or upon assignment for the benefit of creditors and to vote any such claim (if such Holder fails to do so by the date which is thirty (30) days before the applicable bar date).

7.10	Subordinated Debt Limitations

The Holders agree that without the consent of the holders of the Designated Senior Indebtedness, the Holders will not amend or otherwise modify this Agreement or the Notes if the effect of any such modification would be to: (i) increases the interest rate of the Notes, (ii) amends the dates that the principal or interest on the Notes is due if the effect of such amendment or modification accelerates such dates or makes them more frequent, (iii) changes or adds covenants or event of default that are more burdensome or restrictive to the Company than those in the Senior Credit Agreement or (iv) requires the Company to repurchase, redeem or otherwise acquire the Notes or the Common Stock prior to the Senior Credit Agreement Payment Date.

SECTION 8.	AMENDMENTS AND WAIVERS

8.1	With Consent of Holders

The Company, when authorized by a resolution of the Board of Directors of the Company, with the written consent of the Majority Holders, may amend this Agreement or the Notes, provided that each Holder shall have received prior notice of such proposed amendment.  The Majority Holders may waive compliance by the Company with any provision of this Agreement or the Notes, provided that each Holder shall have received prior notice of such proposed waiver.  Without the consent of each Holder affected, however, no amendment or waiver may (with respect to any Notes held by a nonconsenting Holder of Notes):

(a)           reduce the principal amount of Notes whose Holders must consent to an amendment or waiver of any provision of this Agreement or the Notes;

(b)           reduce the principal of or change the fixed maturity of any Note, or alter the provisions with respect to the redemption of the Notes;

(c)           reduce the rate of or change the time for payment of interest on any Note;

(d)           waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Majority Holders and a waiver of the Payment Default that resulted from such acceleration);

(e)           make the principal of, premium, if any, or the interest on, any Note payable in any manner other than that stated in this Agreement and the Notes;

(f)           make any change in the provisions of this Agreement relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium (if any) or interest on the Notes;

(g)           waive a redemption payment with respect to the Notes;

(h)           make any change to the subordination provisions of this Agreement that adversely affect any Holder;

(i)           make any change that impairs or adversely affects the right of a Holder to convert any Note or the Conversion Rate thereof; or

(j)           make any change in the foregoing amendment and waiver provisions.

It shall not be necessary for the consent of the Holders under this Section 8 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment or waiver under this Section 8 becomes effective, the Company shall mail to all Holders a notice briefly describing the amendment or waiver and a copy of the fully executed amendment or waiver.  Any failure of the Company to mail such notice and copy, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment or waiver.

In connection with any amendment under this Section 8, the Company may offer, but shall not be obligated to offer, to any Holder who consents to such amendment or waiver, consideration for such Holder’s consent.

8.2	Revocation and Effect of Consents

Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by notice to the Company received before the date on which the Majority Holders have consented (and not theretofore revoked such consent) to the amendment or waiver.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment or waiver, which record date shall be at least 30 days prior to the first solicitation of such consent.  If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 90 days after such record date.

After an amendment or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (i) of Section 8.1, in which case, the amendment or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium (if any) and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver, consent or amendment, Notes owned by the Company or any Affiliate of the Company shall be considered as though not outstanding.

8.3	Notation on or Exchange of Notes

If an amendment or waiver changes the terms of a Note, the Company may require the Holder of the Note to deliver it to the Company so that it may place an appropriate notation on the Note about the changed terms and return it to the Holder.

8.4	Payment of Expenses

The Company agrees to pay or reimburse each Purchaser’s out-of-pocket expenses (including the fees and expenses of counsel) relating to any amendment or modification of, or any waiver or consent under, this Agreement, the Securities and any other Documents.

SECTION 9.	DEFINITIONS

9.1	Definitions

As used in this Agreement, the following terms shall have the following meanings:

“10% Holder” shall have the meaning set forth in Section 5.14(a).

“Additional Notes” shall have the meaning set forth in Section 1.1(a).

“Additional Payment” shall have the meaning set forth in Section 5.13(e).

“Affiliate” means, with respect to any referenced Person, a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such referenced Person, (ii) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of the combined voting power of the total Voting Securities of such referenced Person or (iii) of which 10% or more of the combined voting power of the total Voting Securities directly or indirectly through one or more intermediaries is beneficially owned or held by such referenced Person or a Subsidiary of such referenced Person.  When used herein without reference to any Person, Affiliate means an Affiliate of the Company.  For purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by agreement or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Convertible Notes Purchase Agreement dated as of June 3, 2011, by and among the Company and the Purchasers.

 “Bankruptcy Law” shall have the meaning set forth in Section 6.1.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board Designation Deadline” shall have the meaning set forth in Section 5.14(a).

“Board of Directors” means (i) in the case of a Person that is a limited partnership, the board of directors of its corporate general partner or any committee authorized to act therefor (or, if the general partner is itself a limited partnership, the board of directors of such general partner’s corporate general partner or any committee authorized to act therefor); (ii) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, and (iii) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

“Business Day” means any day which is not a Legal Holiday.

“Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including without limitation all common stock and preferred stock.

“Capital Lease Obligation” means, with respect to any Person for any period, any obligation of such Person to pay rent or other amounts under a Capital Lease; the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

 “Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing within one year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Corporation or at least P1 from Moody’s Investors Service, Inc.; (iii) certificates of deposit or bankers’ acceptances maturing within one year from the date of issuance thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000 and not subject to setoff rights in favor of such bank; (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the Company’s deposits at such institution; (v) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (i), (ii) and (iii) above entered into with any commercial bank meeting the qualifications specified in clause (iii) above; (vi) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state of the United States or the District of Columbia, or by any political subdivision or taxing authority of any such state or the District of Columbia, the securities of which state, the District of Columbia, political subdivision or taxing authority (as the case may be) are rated at least AAA by Standard and Poor’s Corporation or Aaa by Moody’s Investors Services, Inc.; and (vii) shares of money market mutual or similar funds having assets in excess of $100,000,000 and that invest exclusively in assets satisfying the requirements of clauses (i) through (vi) above.

“Change of Control” means the occurrence of any of the following:

(i)           the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are defined in Section 13(d) of the Exchange Act);

(ii)            the adoption of a plan relating to the liquidation or dissolution of the Company;

(iii)           the consummation of any transaction after the date of this Agreement (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of shares of the voting Capital Stock of the Company representing (i) 50% or more of the total voting power of all of the Company’s outstanding Capital Stock or (ii) the power, directly or indirectly, to elect a majority of the members of the Company’s Board of Directors;

(iv)           the Company consolidates with, or merges with or into, another Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting Capital Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting Capital Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for voting Capital Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such voting Capital Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(v)            the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

“Charter Documents” means the articles of organization, articles of incorporation, bylaws, certificate of formation, limited liability company agreement, certificate of incorporation, declaration of trust and any other organizational documents, as amended or restated (or both) to date, of the Company and its Subsidiaries, as applicable.

“Closing” shall have the meaning set forth in Section 1.2(b).

“Closing Date” shall have the meaning set forth in Section 1.2(b).

“Code” shall have the meaning set forth in Section 3.16.

“Common Stock” means the Common Stock, $0.01 par value, of the Company issuable upon conversion of the Notes in accordance with the terms set forth in this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Indemnified Parties” shall have the meaning set forth in Section 5.13(h).

“Consolidated” or “consolidated,” when used with reference to any accounting term, means the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.

“Consolidated Net Worth” means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (to the extent otherwise included in (i) and (ii) above) (A) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Closing Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (B) all amounts attributable to interests in Subsidiaries of such Person held by Persons other than such Person or its Subsidiaries, (C) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries, and (D) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who:

(i)            was a member of the Company’s Board of Directors on the date of this Agreement; or

(ii)           was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, including, without limitation, the director designee of Mr. Leon G. Cooperman or his Affiliates in accordance with the terms of Section 5.14 and, if applicable, Section 6.02 herein.

“Conversion Date” shall have the meaning set forth in Section 10.2(d).

“Conversion Obligation” shall have the meaning set forth in Section 10.1.

“Conversion Price” shall have the meaning set forth in Section 10.6(b).

“Conversion Rate” shall have the meaning set forth in Section 10.1.

“Custodian” shall have the meaning set forth in Section 6.1.

“Debtor” shall have the meaning set forth in Section 6.1(g).

“Default” means any event which is, or after notice or passage of time would be, an Event of Default.

“Default Notice” shall have the meaning set forth in Section 7.2(c).

“Designated Senior Indebtedness” means the “Obligations” as defined in the Senior Credit Agreement, provided that after the Senior Credit Agreement Payment Date, the term Designated Senior Indebtedness shall include all of the following: (i) any Indebtedness permitted under clause (xiii) of Section 5.10(b) herein, and (ii) any other Senior Indebtedness having an initial principal amount (or, if such Senior Indebtedness is issued at a discount, an initial issue price) of at least $13,000,000 and that is specifically designated by the Company in the instrument creating or evidencing such Senior Indebtedness as “Designated Senior Indebtedness.”

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

“Documents” means this Agreement and the Securities, collectively, or each of such documents singularly, and any documents or instruments contemplated by or executed in connection with any of them or any of the transactions contemplated hereby or thereby.

“Effectiveness Deadline” shall have the meaning set forth in Section 5.13(a).

“Environmental Laws” shall have the meaning set forth in Section 3.15.

 “Equity Interest” means (i) with respect to a corporation, any and all Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable or exercisable for, Capital Stock) and (ii) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in any such Person (but excluding any debt security which is convertible into any of the foregoing).

“ERISA” have the meaning set forth in Section 3.16.

“ERISA Affiliate” have the meaning set forth in Section 3.16.

“Event of Default” shall have the meaning set forth in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, from time to time, and any successor statute or law thereto.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such on the Closing Date by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial conditions, and the results of operations, shareholders’ equity and cash flows, of the Company and its consolidated Subsidiaries.

“Governmental Body” shall mean any Federal, state, local or foreign governmental authority or regulatory body, any subdivision, agency, commission or authority thereof or any quasi-governmental or private body exercising any governmental regulatory authority thereunder and any Person directly or indirectly owned by and subject to the control of any of the foregoing, or any court, arbitrator or other judicial or quasi-judicial tribunal.

“guarantee” means, with respect to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including without limitation:

(i)           agreements to purchase such Indebtedness or any property constituting security therefor;

(ii)           agreements to advance or supply funds (i) for the purchase or payment of such Indebtedness, or (ii) to maintain working capital, equity capital or other balance sheet conditions;

(iii)           agreements to purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness of the ability of the primary obligor to make payment of the Indebtedness;

(iv)           letters or agreements commonly known as “comfort” or “keepwell” letters or agreements; or

(v)           any other agreements to assure the holder of the Indebtedness of the primary obligor against loss in respect thereof;

except that “guarantee” shall not include (A) the endorsement by a Person in the ordinary course of business of negotiable instruments or documents for deposit or collection, or (B) indemnities given by the Company or its Subsidiaries in brokerage, management and other agreements in the ordinary course of business substantially consistent with past practices.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Holder” or “Holders” means each Purchaser (so long as it holds any Securities) and any other holder of any of the Securities.

“incur” shall have the meaning set forth in Section 5.10(a).

“Indebtedness” means, with respect to any Person, the aggregate amount of, without duplication, the following:

(i) all obligations for borrowed money;

(ii)           all obligations evidenced by bonds, debentures, notes or other similar instruments;

(iii)          the deferred purchase price of property or services (except Trade Payables, accrued commissions and other similar accrued current liabilities in respect of such obligations, in any case, not overdue, arising in the ordinary course of business);

(iv)          all Capital Lease Obligations and Synthetic Lease Obligations;

(v)           all obligations or liabilities of others secured by a lien on any asset owned by such Person or Persons whether or not such obligation or liability is assumed;

(vi)          all obligations of such Person or Persons, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances;

(vii)         all Hedging Obligations; and

(viii)        all guarantees.

“Indefinite Blockage Period” shall have the meaning set forth in Section 7.2(b).

“Insolvency Default” shall have the meaning set forth in Section 7.2(b).

“Interest Payment Date” means each June 1 and December 1 of each year, beginning on December 1, 2011, or if any such day is not a Business Day, on the next succeeding Business Day.

"Inventory" means semi-finish aluminum and steel products and aluminum billets.

“Last Reported Sale Price” of the Common Stock on any date means the last quoted bid price for the Common Stock in the OTCQX U.S. Market or such other over-the-counter market on which the Common Stock is listed on the relevant date as reported by such organization; provided, however, that if the Common Stock is listed for trading on a  principal U.S. national or regional securities exchange, the “Last Reported Sale Price” shall be the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on the relevant date as reported  in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is listed for trading.   If the Common Stock is not so quoted or listed, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Legal Holiday” means a Saturday, Sunday or day on which banks and trust companies in the principal place of business of the Company or in New York are not required to be open.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in a charge or security interest of any kind against real or personal property or tangible or intangible property, now owned or hereafter acquired, (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Majority Holders” means the Holder or Holders of at least a majority in aggregate principal amount of the outstanding Notes.

“Mandatory Conversion Date” shall have the meaning set forth in Section 10.5(b).

“Mandatory Conversion Election” shall have the meaning set forth in Section 10.5(a).

“Mandatory Conversion Notice” shall have the meaning set forth in Section 10.5(b).

“Market Disruption Event” means (i) a failure by the OTCQX U.S. Market, primary U.S. national or regional securities exchange or market or over-the-counter or other market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Trading Day for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries or (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any of the other Documents or of any Purchaser or Holder to enforce or collect any of the obligations hereunder or thereunder.  In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means June 1, 2016.

“Merger Event” shall have the meaning set forth in Section 10.3(a).

“Note Register” shall have the meaning set forth in Section 1.3(a).

“Notes” shall have the meaning set forth in Section 1.1.

“Notice of Conversion” shall have the meaning set forth in Section 10.2(c).

“Obligations” means, with reference to any Indebtedness, any principal of, premium, interest, penalties, fees and other liabilities payable from time to time and obligations performable under the documentation governing such Indebtedness.

“Officer” of a Person means its Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Treasurer, any Vice President, Secretary or any Assistant Secretary.

“Officers’ Certificate” means a certificate signed by any two Officers, one of whom must be the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or a Vice President of the Company.

 “Other Default” shall have the meaning set forth in Section 7.2(c).

“Payment Blockage Period” shall have the meaning set forth in Section 7.2(c).

“Payment Default” shall have the meaning set forth in Section 7.2(b).

“Payment Notice” shall have the meaning set forth in Section 7.2(b).

“Pension Plan” shall have the meaning set forth in Section 3.16.

“Permitted Liens” means with respect to any Person:

(i)           Liens incurred or deposits made by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or Liens incurred or good faith deposits made in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or Liens incurred or deposits made to secure public or statutory obligations of such Person or deposits of cash or United States government bonds made to secure the performance of statutory obligations, surety, stay, customs and appeal bonds to which such Person is a party, or deposits made as security for contested Taxes or import duties or for the payment of rent, in each case in the ordinary course of business;

(ii)          Liens imposed by law, such as carriers, warehousemen’s, materialmen’s and mechanics’ Liens or Liens arising out of judgments or awards against such Person with respect to which such Person shall then be prosecuting appeal or other proceedings for review and which do not constitute an Event of Default under Section 6.1(f); provided that, in each case, such appeal or other proceeding is being made in good faith and with respect to which reserves or other appropriate provisions are being made in accordance with GAAP;

(iii)         Liens securing the payment of Taxes which (A) are not yet subject to penalties for non-payment, or (B) are being contested in good faith by appropriate proceedings timely instituted and diligently pursued;

(iv)         Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v)           minor survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate Materially Adversely Effect the value of said properties or materially impair their use in the operation of the business of such Person;

(vi)          Liens existing on the date of this Agreement including, but not limited to, Liens on any property securing the Indebtedness permitted under clause (xiii) of Section 5.10(b) hereof;

(vii)         Liens in favor of any holder of Senior Indebtedness incurred pursuant to the Senior Credit Agreement, whether now existing or hereafter arising on any or all assets of the Company and its Subsidiaries and the refinancings thereof (including, without limitation, any refinancing that increases the principal amount thereof to an amount permitted by Section 5.10(b)(i)), whether or not such refinancing constitutes a Permitted Refinancing Indebtedness;

(viii)        purchase money Liens upon or in any real or personal property (including fixture and other equipment and Capital Stock) acquired or held by the Company or any of its Subsidiaries in the ordinary course of business, to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property, including any Liens to secure any Indebtedness permitted by clause (vi) of Section 5.10(b), or Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition), provided that (A) no such Lien shall extend to or cover any property other than the property being acquired and (B) any such Indebtedness would be permitted to be incurred under this Agreement;

(ix)           Liens on property of a Person existing at the time such Person is, or all or substantially all of the assets of such Person are, acquired by, merged with or into or consolidated with the Company or any of its Subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired, merged into or consolidated with the Company or any such Subsidiary;

(x)            Liens created at any time for the benefit of (or to secure) the Notes (including any Additional Notes);

(xi)           Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Agreement, secured by the same property securing such Hedging Obligations;

(xii)           Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided that (A) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof) and (B) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (1) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness and (2) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(xiii)          Liens encumbering Inventory securing the Indebtedness permitted pursuant to clause (xiv) of Section 5.10(b) hereof; and

(xiv)          Liens (in addition to those referenced above) which secure obligations permitted under this Agreement not exceeding an aggregate principal amount of $13,000,000 at anytime.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any Indebtedness of such Person issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other Indebtedness of such Person; provided that:

(xv)           the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded or, in the case of Indebtedness being refinanced that was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such refinancing, renewal, replacement, defeasance or refunding (plus the amount of reasonable expenses incurred in connection therewith);

(xvi)          such Indebtedness has a maturity date that is equal to or later than the maturity date of, and the Weighted Average Life to Maturity is equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(xvii)         if the Indebtedness being refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Indebtedness has a final maturity date equal to or later than the Maturity Date, and is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those, if any, contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(xviii)        the annual interest rate with respect to such Indebtedness is less than or equal to, and is payable no more frequently than, that of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(xix)          such Indebtedness is incurred by such Person who is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(xx)           such Indebtedness satisfies the provisions of the subsection of Section 5.10(b) pursuant to which the Indebtedness being refinanced was incurred.

“Person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization or a government or agency or political subdivision thereof.

“Plan of Liquidation” means, with respect to any Person, a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such person to holders of Capital Stock of such person.

“principal” of any Note includes premium, if any.

“Proceedings” shall have the meaning set forth in Section 3.7(a).

 “Purchasers” means the purchasers on the signature pages hereto.

“Record Date,” means, with respect to any Interest Payment Date, the May 15 or November 15 (whether or not such day is a Business Day) immediately preceding the applicable June 1 or December 1 Interest Payment Date.

“Redemption Date” shall have the meaning set forth in Section 11.2(a).

“Redemption Election” shall have the meaning set forth in Section 11.1.

“Redemption Notice” shall have the meaning set forth in Section 11.2(a).

“Reference Property” and “unit of Reference Property” shall have the meanings set forth in Section 10.3(a).

“Registration Statement” shall have the meaning set forth in Section 5.13(a).

“Repurchase Option” shall have the meaning set forth in Section 5.13(e).

“SEC” means the Securities and Exchange Commission and any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute or law thereto.

“Security” or “Securities” shall have the meaning set forth in Section 1.1.

“Selling Holder Indemnified Parties” shall have the meaning set forth in Section 5.13(g).

 “Senior Credit Agreement” means that certain Credit Agreement, dated as of April 28, 2011, by and among the Company, as Borrower, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch, as Administrative Agent and the lenders party thereto, as amended, modified, supplemented, refinanced or replaced from time to time. For purposes hereof, each amendment, restatement, modification or supplement of the Senior Credit Agreement, and the execution of each replacement, successor or new credit agreement, shall constitute the Senior Credit Agreement for purposes of this Agreement and the Notes.

"Senior Credit Agreement Payment Date" shall mean the first date after which all the following shall have occurred: (a) the principal of and interest accrued to such date on all the "Obligations" as defined in the Senior Credit Agreement shall have been paid in full in cash (including, without limitation, interest accruing after the commencement of a proceeding under Bankruptcy Law as to the Company or any of its Subsidiaries, whether or not a claim for such interest is an allowed claim in such proceeding), (b) all fees, expenses and other amounts then outstanding which constitute such Obligations shall have been paid in full in cash (other than as provided in clause (d) of this definition), (c) the commitments provided for under the Senior Credit Agreement shall have expired or irrevocably been terminated, and (d) no letters of credit or banker's acceptances issued under the term of the Senior Credit Agreement shall remain outstanding or the contingent reimbursement obligations arising in respect thereof shall have been secured by either (i) the grant of a first priority, perfected Lien on cash or cash equivalents in an amount at least equal to 102% of the amount thereof or other collateral which is acceptable to the holders of the Senior Indebtedness incurred under the Senior Credit Agreement in their sole discretion or (ii) the issuance of a "back–to–back" letter of credit in form and substance acceptable to such holders with an original face amount at least equal to 102% of the amount of such Indebtedness and issued by an issuing bank satisfactory such holders in their sole discretion.

“Senior Indebtedness” means, with respect to the Company or any of its Subsidiaries, the principal of, and interest on, any Indebtedness of the Company or any it its Subsidiaries, whether outstanding on the date of this Agreement or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company or any of its Subsidiaries if, in the case of any particular Indebtedness, the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall be senior in right of payment to the Notes or the Company’s or any of its Subsidiaries’ senior subordinated Indebtedness; provided, however, Senior Indebtedness shall not include (i) in the case of the obligation of the Company and its Subsidiaries in respect of each Note, the obligation of the Company and its Subsidiaries in respect of other Notes; (ii) Indebtedness of the Company or any of its Subsidiaries to a Subsidiary or an Affiliate of the Company; (iii) Indebtedness represented by Capital Lease Obligations or Synthetic Lease Obligations; and (iv) Trade Payables and other Indebtedness and other amounts incurred in connection with obtaining goods, materials or services; provided, however, that notwithstanding the foregoing, all "Obligations" (as defined in the Senior Credit Agreement), whether for principal, interest (including, without limitation, interest accruing after the commencement of a proceeding under Bankruptcy Law as to the Company or any of its Subsidiaries, whether or not a claim for such interest is an allowed claim in such proceeding), costs, fees, expenses, indemnities or otherwise, of the Company or any of its Subsidiaries, now existing or hereafter incurred under the Senior Credit Agreement or any guarantee executed and delivered by the Company or any of its Subsidiaries thereunder or pursuant thereto shall in any event constitute Senior Indebtedness of the Company.

“Solvent” means, with respect to any Person on a particular date, that on such date, (i) the fair saleable value of the assets of such Person exceeds its probable liability on its debts as they become absolute and mature; (ii) all of such Person’s assets, at a fair valuation, exceed the sum of such Person’s debts; (iii) such Person is able to pay its debts or liabilities as such debts and liabilities mature; and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s assets would constitute an unreasonably small capital.

“Standstill Notice” shall have the meaning set forth in Section 7.2(e).

“Standstill Period” shall have the meaning set forth in Section 7.2(e).

“Subsequent Registration Statement” shall have the meaning set forth in Section 5.13(b).

"Subordinated Indebtedness" means all obligations of the Company to pay the principal of, premium, if any, and interest on the Notes (including, without limitation, all Additional Payments) and all obligations of the Company to make any payment on account of the acquisition, redemption or other repurchase of the Notes or the Common Stock, including, without limitation, any obligations to make payments under Section 3.9(a) or Section 5.13(e) of this Agreement.

“Subsidiary” means, with respect to any Person, (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, (ii) a partnership in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but, in the case of a limited partner, only if such Person or its Subsidiary is entitled to receive more than 50% of the assets of such partnership upon its dissolution, or (iii) any limited liability company or any other Person (other than a corporation or a partnership) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Person” shall have the meaning set forth in Section 5.2(b).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic or tax-retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, for United States Federal income tax purposes is characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

“Tax Returns” means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns (including any amended Tax Return).

 “Trade Payables” means, with respect to any Person, accounts payable and other similar accrued current liabilities in respect of obligations or indebtedness to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries in the ordinary course of business in connection with the obtaining of property or services.

“Trading Day” means a day on which (i) trading in the Common Stock generally occurs on the OTCQX U.S. Market or such other over-the-counter or other market on which the Common Stock is listed, or if the Common Stock is not then listed on such over-the-counter or other market, on the principal U.S. national or regional securities exchange on which the Common Stock is then listed and (ii) a Last Reported Sale Price for the Common Stock is available on such securities exchange or market; provided that if the Common Stock (or other security for which a closing sale price must be determined) is not so listed or traded, “Trading Day” means a Business Day; and provided, further, that for purposes of determining amounts due upon conversion only, “Trading Day” means a day on which (A) there is no Market Disruption Event and (B) trading in the Common Stock generally occurs on the OTCQX U.S. Market or such other over-the-counter or other market on which the Common Stock is listed, or if the Common Stock is not then listed on such over-the-counter or other market, on the principal U.S. national or regional securities exchange on which the Common Stock is then listed, except that if the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Securities” means any class of Equity Interests of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (regardless of whether at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

9.2	Rules of Construction

Unless the context otherwise requires:

(a)	a term has the meaning assigned to it;

(b)	“or” is not exclusive;

(c)	words in the singular include the plural, and words in the plural include the singular;

(d)	provisions apply to successive events and transactions;

(e)	“herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and

(f)
references to agreements (including the Documents) and other contractual instruments shall (unless otherwise indicated herein) be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Document, and references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

SECTION 10.	CONVERSION OF NOTES

10.1	Conversion Privilege

Subject to and upon compliance with the provisions of this Section 10, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple of $1,000 thereafter) of such Note at any time prior to the close of business on the Business Day immediately preceding the Maturity Date, at a conversion rate of 215.05 shares of Common Stock, subject to adjustment as provided herein (the “Conversion Rate”), per $1,000 principal amount of Notes (the “Conversion Obligation”).

10.2	Conversion Procedure; Settlement Upon Conversion

(a)           Upon conversion of any Note, the Company shall deliver to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, shares of Common Stock at the applicable Conversion Rate in accordance with this Section 10.2, together with cash, if applicable, in lieu of any fractional share of Common Stock in accordance with 10.2(i).

(b)           The number of shares of Common Stock in respect of any conversion of Notes to be delivered to a converting Holder shall be computed by delivering to the converting Holder a number of shares of Common Stock equal to the product of (1) the aggregate principal amount of Notes to be converted, divided by $1,000, and (2) the applicable Conversion Rate.

(c)           Before any Holder of a Note shall be entitled to convert a Note as set forth in this Section 10, such Holder shall (i) complete, manually sign and deliver an irrevocable notice to the Company as set forth in the Form of Notice of Conversion (or a facsimile thereof) set forth on the Form of Note attached hereto as Annex A (a “Notice of Conversion”) and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered, (ii) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Company, and (iii) if required, furnish appropriate endorsements and transfer documents. If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(d)           A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (c) above.  Except as otherwise provided herein, the Company shall deliver the shares of Common Stock together with cash, if applicable, in lieu of any fractional share of Common Stock in accordance with Section 10.2(i), due in respect of the Conversion Obligation on the third Business Day immediately following the relevant Conversion Date.  The Company shall issue or cause to be issued, and deliver to such Holder certificates for the full number of shares of Common Stock to which such Holder shall be entitled in satisfaction of the Company’s Conversion Obligation.

(e)           In case any Note shall be surrendered for partial conversion, the Company shall execute and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Company, with payment of a sum sufficient to cover any transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(f)           If a Holder submits a Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon conversion, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax.  The Company may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until it receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(g)           Upon conversion, a Holder shall receive a separate cash payment for accrued and unpaid interest, if any, on such Notes surrendered for conversion.  The Company’s settlement of the Conversion Obligation and payment of such accrued and unpaid interest shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the Conversion Date.  As a result, accrued and unpaid interest, if any, to, but not including, the Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited.

(h)           The Person in whose name the certificate for any shares of Common Stock delivered upon conversion of a Note is registered shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date.  Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.

(i)           The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of any fractional share of Common Stock issuable upon conversion based on the Last Reported Sale Price of the Common Stock on the relevant Conversion Date.

10.3	Effect of Recapitalizations

(a)           In the case of:

(i)            any recapitalization, reclassification or change of the Common Stock of the Company (other than changes resulting from a subdivision or combination);

(ii)           any consolidation, merger or combination involving the Company;

(iii)          any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety; or

(iv)          any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, and subject to redemption in accordance with Section 11 below, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the applicable Conversion Rate prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”, with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute an amendment to this Agreement providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Merger Event any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with this Section 10 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such Merger Event.

If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock.  If the holders receive only cash in such Merger Event, then for all conversions that occur after the effective date of such Merger Event (A) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate, multiplied by the price paid per share of Common Stock in such Merger Event and (B) the Company shall satisfy the Conversion Obligation by paying cash to converting Holders on the third Business Day immediately following the Conversion Date.  The Company shall notify Holders of such weighted average as soon as practicable after such determination is made.

Such amendment to this Agreement described in the second immediately preceding paragraph shall provide for adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 10.3.  If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Merger Event, then such amended Agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors of the Company or such successor or purchasing corporation shall reasonably consider necessary by reason of the foregoing, including to the extent required by the Board of Directors.

(b)           The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 10.3.  None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into shares of Common Stock as set forth in this Section 10 prior to the effective date of such Merger Event.

(c)           The above provisions of this Section 10.3 shall similarly apply to successive Merger Events.

(d)           In the case of any Merger Event, the Company shall mail to each Holder at its address appearing on the Note Register, as promptly as possible but in any event at least 20 days prior to the applicable date hereinafter specified, a notice stating the date on which such Merger Event is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such Merger Event.

10.4	Certain Covenants

(a)           The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued upon conversion, the Company will, to the extent then permitted by the rules and interpretations of the SEC, secure such registration or approval, as the case may be.

(b)           The Company further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Company will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Notes.

10.5	Mandatory Conversion

(a)           If the Last Reported Sale Price of the Common Stock for 30 consecutive Trading Days ending on the Trading Day prior to the date the Company provides a Conversion Notice is equal to or greater than $7.00, the Company shall have the right, in its sole discretion and without the consent of any Holder, to elect (a “Mandatory Conversion Election”), by notice to Holders, promptly at any time prior to the Maturity Date, to require the Holders to convert all of or part of their Notes, upon notice as set forth in Section 10.5(b) at the applicable Conversion Rate; provided, however, that the Company may not make a Mandatory Conversion Election or implement the same unless the Registration Statement or any Subsequent Registration Statement, if applicable, is effective on the date of such election and on the Mandatory Conversion Date.

(b)           In case the Company makes a Mandatory Conversion Election with respect to all or any part of the Notes pursuant to Section 10.5(a), it shall fix a date for conversion (each, a “Mandatory Conversion Date”) and it shall mail or cause to be mailed or otherwise delivered a notice of such mandatory conversion (a “Mandatory Conversion Notice”),  not less than 30 nor more than 60 calendar days prior to the Mandatory Conversion Date to each Holder of Notes to be converted at its last address as the same appears on the Note Register.

(c)           The Mandatory Conversion Notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.  In any case, failure to give such Mandatory Conversion Notice by mail or any defect in the Mandatory Conversion Notice to the Holder of any Note designated for conversion as a whole or in part shall not affect the validity of the proceedings for the conversion of any other Note. Each Mandatory Conversion Notice shall specify the Mandatory Conversion Date (which must be a Business Day) and, in case any Note is to be converted in part only, the portion of the principal amount thereof to be converted and after the Mandatory Conversion Date, upon surrender of such Note, a new Note in principal amount equal to the unconverted portion thereof shall be issued.  A Mandatory Conversion Notice shall be revocable.

(d)           If fewer than all of the outstanding Notes are to be converted pursuant to a Mandatory Conversion Election, the Company shall select the Notes to be converted on a pro rata basis.  If any Note selected for partial conversion is submitted for conversion in part after such selection, the portion of the Note submitted for conversion shall be deemed (so far as may be possible) to be the portion selected for mandatory conversion.

(e)           If any Mandatory Conversion Notice has been given in respect of the Notes in accordance with Section 10.2(b), on the Mandatory Conversion Date the Notes shall be automatically cancelled and cease to be outstanding and the Holders of the Notes shall cease to have any rights with respect thereto, except the right to receive the number of shares of Common Stock issuable upon the conversion of the Notes on the Mandatory Conversion Date at the Conversion Rate.

(f)           The Company may not make a Mandatory Conversion Election with respect to any Notes on any date if (i) the principal amount of the Notes has been accelerated in accordance with the terms of this Agreement, and such acceleration has not been rescinded, on or prior to the Mandatory Conversion Date or (ii) the Company has not paid or is not simultaneously paying all accrued and unpaid interest thereon for all periods between Interest Payment Dates or portions thereof terminating prior to the Mandatory Conversion Date.

(g)            In the event of any mandatory conversion of the Notes, the Company shall not be required to issue, register the transfer of or exchange any Note during the 15 calendar day period prior to the date on which a Mandatory Conversion Notice is deemed to have been given to all Holders of Notes to be converted, or register the transfer of or exchange any Notes so selected for mandatory conversion, in whole or in part, except the portion of any Notes being converted in part that shall not be converted.

10.6	Adjustment of the Conversion Rate

(a)           If the Company issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or if it effects a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the effective date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as the case may be;

CR' = the Conversion Rate in effect immediately after the open of business on such effective date;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on such effective date; and

OS' = the number of shares of Common Stock that will be outstanding immediately after, and solely as a result of, giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (a) shall become effective immediately after the open of business on the effective date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination.  If any dividend or distribution of the type described in this clause (a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Company’s Board of Directors determines not to pay such dividend or distribution to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b)           If the Company sells or otherwise distributes shares of Common Stock to any Person, or any rights or warrants entitling any Person for a period expiring not more than 60 days after the Record Date for such distribution to subscribe for or purchase shares of Common Stock, at a price per share less than the greater of (i) the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of sale, or (ii) the conversion price immediately preceding the date of announcement of sale (the “Conversion Price”) (which Conversion Price shall be calculated by dividing (A) $1,000 by (B) the applicable Conversion Rate immediately prior to the announcement of sale), the Conversion Rate will be adjusted based on the following formula; provided that the Conversion Rate will be readjusted to the extent that, if applicable, such rights or warrants are not exercised prior to their expiration as set forth in the following paragraph:

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the issue for such distribution;

CR' = the Conversion Rate in effect immediately after the open of business on the effective date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the effective date for such distribution;

X = the total number of shares of Common Stock issued or issuable pursuant to such rights or warrants, as the case may be; and

Y = the number of shares of Common Stock equal to the aggregate price paid for such shares of Common Stock, or payable to exercise such rights or warrants, as the case may be, divided by either (A) the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such sale (in the case of clause (i) of this Section 10.6(b)), or (B) the Conversion Price (in the case of clause (ii) of this Section 10.6(b)), as applicable.

Such adjustment shall be successively made whenever any such shares of Common Stock, rights or warrants are distributed and shall become effective immediately after the opening of business on the effective date for such sale.  To the extent that shares of Common Stock are not delivered after the expiration of any such rights or warrants, if applicable, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.  If such shares of Common Stock, rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such effective date for such distribution had not been fixed.

In determining whether any rights or warrants, if applicable, entitle the holders thereof to subscribe for or purchase shares of Common Stock at less than either the average of the Last Reported Sale Prices for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such rights or warrants or the Conversion Price, as applicable, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company’s Board of Directors.

(c)           If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property to all or substantially all holders of Common Stock, excluding:

(i)           dividends or distributions referred to in clause (a) or (b) above;

(ii)           dividends or distributions described in clause (d) below; and

(iii)           spin-offs described below in this paragraph (c),

then the Conversion Rate will be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the effective date for such distribution;

CR' = the Conversion Rate in effect immediately after the open of business on the effective date for such distribution;

SP0 = the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the effective date for such distribution; and

FMV = the fair market value, on the effective date for such distribution, as determined by the Board of Directors of the shares of Capital Stock, evidences of Indebtedness, assets or property distributed with respect to each outstanding share of Common Stock.

Such adjustment shall become effective immediately after the open of business on the effective date for such distribution.  If such distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder of Notes shall receive, for each $1,000 principal amount thereof, the amount and kind of the Company’s Capital Stock, evidences of indebtedness, or other assets or property that such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the effective date for the distribution, without being required to convert the notes.

With respect to an adjustment pursuant to this clause (c) where there has been a payment of a dividend or other distribution on the Common Stock in shares of Capital Stock of any class or series, or similar Equity Interest, of or relating to a Subsidiary or other business unit, which is referred to herein as a “spin-off,” the Conversion Rate in effect immediately before 5:00 p.m., New York time, on the 10th Trading Day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the effective date for the spin-off;

CR' = the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the effective date for the spin-off;

FMV0 = the average of the Last Reported Sale Prices of the Capital Stock or similar Equity Interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Day period immediately following, and including, the effective date for the spin-off; and

MP0 = the average of the Last Reported Sale Prices of the Common Stock over the first 10 consecutive Trading Day period immediately following, and including, effective date for the spin-off.

The adjustment to the Conversion Rate under the preceding paragraph will become effective at the close of business on the 10th Trading Day from, and including, the effective date of the spin-off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion within the 10 Trading Days immediately following, and including, the effective date of any spin-off, references with respect to the spin-off to 10 Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the effective date of such spin-off and the Conversion Date.  If the effective date for the spin-off is less than 10 Trading Days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references with respect to 10 Trading Days shall be deemed replaced, for purposes of calculating the affected daily Conversion Rates in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the effective date for such spin-off to, and including, the last Trading Day of such cash settlement averaging period.

(d)           If the Company pays any cash dividends or distributions to all or substantially all holders of Common Stock, the Conversion Rate will be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the effective date for such distribution;

CR' = the Conversion Rate in effect immediately after the open of business on the effective date for such distribution;

SP0 = the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the “ex- date” for such distribution; and

C = the amount in cash per share the Company distributes to holders of Common Stock.

Such adjustment shall become effective immediately after the opening of business on the effective date for such dividend or distribution.  If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, adequate provision shall be made so that each Holder of Notes shall receive, for each $1,000 principal amount thereof, the amount of cash that such holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate immediately prior to the open of business on the effective date for such cash dividend or distribution, without being required to convert the Notes.

(e)           If the Company or any of its Subsidiaries make a payment in respect of a tender offer or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR' = the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value, as determined by the Board of Directors, of all cash and any other consideration paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS' = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer); and

SP' = the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under the preceding paragraph will become effective at the close of business on the 10th Trading Day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this clause (e) to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant Conversion Date.  If the Trading Day immediately following the date the tender or exchange offer expires is less than 10 Trading Days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references to 10 Trading Days shall be deemed replaced, for purposes of calculating the affected daily Conversion Rates in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day immediately following the date such tender or exchange offer expires to, and including, the last Trading Day of such cash settlement averaging period.

Such adjustment shall become effective immediately after close of business on the 10th Trading Day immediately following, but excluding, the date such tender or exchange offer expires.  If the Company or any of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but it is permanently prevented by applicable law from effecting all or any such purchases or all or any portion of such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had only been made in respect of the purchases that had been effected.

(f)           If the application of any of the foregoing formulas in subsections (a) through (e) above (other than in respect of a share combination) would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made.  Notwithstanding the foregoing, if a Conversion Rate adjustment becomes effective on any effective date as described above, and a Holder that has converted its Notes on or after such effective date and on or prior to the related Record Date would be treated as the record holder of shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Rate for such “ex-date,” then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such effective date will not be made for such converting Holder.  Instead, such Holder will be treated as if such Holder were the record owner of the shares of Common Stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g)           Except as stated herein, the Conversion Rate will not be adjusted for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities. In addition, the applicable Conversion Rate will not be adjusted:

(i)            upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(ii)           upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(iii)          upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) above and outstanding as of the date of this Agreement;

(iv)          for a change in the par value of the Common Stock; or

(v)           for accrued and unpaid interest.

(h)           Adjustments to the applicable Conversion Rate will be calculated to the nearest 1/10,000th of a share.  The Company will not be required to make an adjustment to the Conversion Rate unless the adjustment would require a change of at least 1% in the Conversion Rate.  However, the Company will carry forward any adjustments that are less than 1% of the Conversion Rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) annually, on the anniversary of the first date of issue of the Notes, (ii) upon a designated event and (iii) on the Maturity Date.  Except as described in this Section 10, the Conversion Rate shall not be adjusted.

(i)           For purposes of this Section 10.6, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(j)           In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 10.6, and to the extent permitted by applicable law and subject to the applicable rules of the OTCQX U.S. Market or such other over-the-counter or other market on which the Common Stock is listed, or if the Common Stock is not then listed on such over-the-counter or other market, on the principal U.S. national or regional securities exchange on which the Common Stock is then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Company’s Board of Directors or a committee thereof determines that such increase would be in the Company’s best interest.  In addition, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.  Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall mail to the Holder of each Note at its last address appearing on the Note Register a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

SECTION 11.	REDEMPTION

11.1	Redemption

The Company shall have the right, in its sole discretion and without the consent of any Holder, to elect (a “Redemption Election”), upon notice to Holders as set forth in Section 11.2(a), promptly at any time prior to the Maturity Date but solely in connection with a Change of Control, to redeem all or part of the Notes at a redemption price equal to 100% of the principal amount thereof, plus the present value of all remaining interest payments due on such Notes selected for redemption (which shall include accrued and unpaid interest, if any, to the date of redemption) through the Maturity Date (subject to the right of Holders of record on the relevant Redemption Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date); provided, however, that in the event there is a Change of Control whereby the holders of Common Stock are to receive all or substantially all of the consideration for such Change of Control in the form of cash or Cash Equivalents, and such cash consideration is less than $4.65 per share of Common Stock, the Company will be required to make a Redemption Election in accordance with this Section 11 with respect to all, but not less than all, of the outstanding Notes at a price equal to 110% of the principal amount of the Notes, plus accrued and unpaid interest through the Redemption Date.

11.2	Redemption Procedures

(a)           In case the Company makes a Redemption Election with respect to all or any part of the Notes pursuant to Section 11.1, it shall fix a date for redemption (each, a “Redemption Date”) and it shall mail or cause to be mailed or otherwise delivered a notice of such redemption (a “Redemption Notice”), not less than 30 nor more than 60 calendar days prior to the Redemption Date to each Holder of Notes to be redeemed at its last address as the same appears on the Note Register.

(b)           The Redemption Notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.  In any case, failure to give such Redemption Notice by mail or any defect in the Redemption Notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Each Redemption Notice shall specify the Redemption Date (which must be a Business Day) and, in case any Note is to be redeemed in part only, the portion of the principal amount thereof to be redeemed and after the Redemption Date, upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion thereof shall be issued.  A Redemption Notice shall be revocable other than with respect to a mandatory redemption as set forth in Section 11.1(a).

(c)           If fewer than all of the outstanding Notes are to be redeemed pursuant to a Redemption Election, the Company shall select the Notes to be redeemed on a pro rata basis.  If any Note selected for partial redemption is submitted for conversion in part after such selection, the portion of the Note submitted for conversion shall be deemed (so far as may be possible) to be the portion selected for redemption.

(d)           If any Redemption Notice has been given in respect of the Notes in accordance with Section 11.2(a), on the Redemption Date the Notes shall be automatically cancelled and cease to be outstanding and the Holders of the Notes shall cease to have any rights with respect thereto, except the right to receive payment for such redemption in accordance with Section 11.1.

(e)           The Company may not redeem any Notes on any date if (a) the principal amount of the Notes has been accelerated in accordance with the terms of this Indenture, and such acceleration has not been rescinded, on or prior to the Redemption Date (except in the case of an acceleration resulting from a Default by the Company in the payment of the redemption price with respect to such Notes) or (b) the Company has not paid or is not simultaneously paying all accrued and unpaid interest thereon for all periods between Interest Payment Dates or portions thereof terminating prior to the Redemption Date.

(f)           In the event of any redemption of the Notes in accordance with this Section 11, the Company shall not be required to issue, register the transfer of or exchange any Note during the 15 calendar day period prior to the date on which a Redemption Notice is deemed to have been given to all Holders of Notes to be redeemed, or register the transfer of or exchange any Notes so selected for redemption, in whole or in part, except the portion of any Notes being redeemed in part that shall not be redeemed.

SECTION 12.	MISCELLANEOUS

12.1	Notices

All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, first-class mail, telex, telecopier, or overnight air courier guaranteeing next day delivery:

(a)           if to any Purchaser or Holder at the address or telecopy number set forth on the signature pages hereto or, in the case of a Holder that is not a Purchaser, at the address of such Holder provided in writing to the Company; and

(b)           if to the Company, to Empire Resources, Inc., One Parker Plaza, Fort Lee, New Jersey  07024, Facsimile Number. (201) 944-2226, Attention: Sandra Kahn, Chief Financial Officer, with a copy to Proskauer Rose LLP, Eleven Times Square, New York, New York  10036-8299, Facsimile Number (212) 969-2900, Attention:  Bruce L. Lieb, Esq.

All such notices and communications shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back if telexed; when receipt acknowledged, if delivered by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.  The parties may change the addresses to which notices are to be given by giving five days’ prior notice of such change in accordance herewith.

12.2	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

12.3	Counterparts

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.4	Headings

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

12.5	Survival of Representations and Warranties

All of the Company’s representations and warranties hereunder and under the other Documents shall survive the execution and delivery of the same, any investigation by any Purchaser and the issuance of the Securities.

12.6	GOVERNING LAW; SUBMISSION TO JURISDICTION

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES.  THE COMPANY AND EACH OF THE HOLDERS HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE NOTES, AND IRREVOCABLY ACCEPT FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.  THE COMPANY, AND EACH OF THE HOLDERS IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

12.7	Entire Agreement

This Agreement, together with the Securities and any other Document, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  This Agreement, together with the Securities and any other Document, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

12.8	Severability

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each Purchaser’s rights and privileges shall be enforceable to the fullest extent permitted by law.

12.9	Further Assurances

The Company shall, at its cost and expense, upon request of any Purchaser or Holder, duly execute and deliver, or cause to be duly executed and delivered, to such Purchaser or Holder such further instruments and do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of such Purchaser or Holder to carry out more effectually the provisions and purposes of this Agreement and the other Documents.

12.10           Notes Solely Corporate Obligations

No recourse for the payment of the principal of or accrued and unpaid interest on any Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in this Agreement, the Securities or in any other Document, nor because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, Officer, member of the Board of Directors or Subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Agreement and the issue of the Notes.

12.11	Disclosure of Financial Information

Each Holder is hereby authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition the Company or each of its Subsidiaries which may be furnished to it hereunder or otherwise, to any other Holder, to any court, to any Governmental Body claiming to have jurisdiction over such Holder, to the National Association of Insurance Commissions or similar organizations, as may be required or appropriate in response to any summons or subpoena in connection with any litigation, to the extent necessary to comply with any law, order, regulation or ruling applicable to such Holder, to any rating agency, in order to protect its investment hereunder, or to any Person which shall, or shall have any right or obligation to, succeed to all or any part of such Holder’s interest in any of the Securities and this Agreement or to any actual or prospective purchaser or assignee thereof.

IN WITNESS WHEREOF, each Purchaser has executed this Convertible Notes Purchase Agreement as of the date first written above.

Name:
PURCHASER

Signature Page to Convertible Notes Purchase Agreement

Agreed and Accepted
this ___ day of June, 2011:

EMPIRE RESOURCES, INC.

By:
Name: Sandra Kahn
Title: Chief Financial Officer

Signature Page to Convertible Notes Purchase Agreement

ANNEX A

FORM OF NOTE

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION THEREFROM UNDER THE ACT, THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE LAWS.  THE TRANSFER OF THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE CONVERTIBLE NOTES PURCHASE AGREEMENT DATED AS OF JUNE 3, 2011, BY AND AMONG THE COMPANY AND THE PURCHASERS PARTY THERETO.

10% CONVERTIBLE SENIOR SUBORDINATED NOTE DUE JUNE 1, 2016

No.____	$________

EMPIRE RESOURCES, INC.

FOR VALUE RECEIVED, EMPIRE RESOURCES, INC., a company organized under the laws of Delaware (the “Company”), hereby promises to pay _________________, or his, her, or its registered assigns, on the Maturity Date (as hereinafter defined) (or earlier as hereinafter provided) the principal sum of $________, with interest on the unpaid principal amount of this Note from time to time as provided herein.  For the purposes of this Note, the term “Maturity Date” shall mean June 1, 2016.

Capitalized terms used herein shall have the meanings ascribed to them in the Agreement (as defined below) unless otherwise indicated.

1.           INTEREST.  The Company promises to pay interest on the principal amount of this Note at 10% per annum from June 3, 2011, or from the most recent date to which interest had been paid or provided for to, but excluding, the next scheduled Interest Payment Date, until the Maturity Date.  The Company will pay interest on the Notes semi-annually in arrears to the Persons who are registered Holders of Notes at the close of business on the Record Date immediately preceding the applicable June 1 or December 1 Interest Payment Date.  The Notes will be payable both as to principal and interest by Federal funds wire transfer of U.S. Legal Tender to each Holder’s account in any bank in the United States as may be designated and specified in writing by such Holder at least two Business Days prior thereto.

2.           NOTES PURCHASE AGREEMENT.  The Company issued the Notes under the Convertible Notes Purchase Agreement dated as of June 3, 2011 (the “Agreement”) by and among the Company and the purchasers party thereto (the “Purchasers”).  The Notes and the Common Stock issuable upon conversion of the Notes are subject to, and qualified by, all such terms, certain of which are summarized herein, and Holders of Securities are referred to the Agreement for a statement of such terms.  The Notes are general obligations of the Company.

3.           CONVERSION. Subject to the provisions of the Agreement, the Holder hereof has the right, at its option, at any time prior to the close of business on the Business Day immediately preceding the Maturity Date, to convert any Notes or portion thereof that is $1,000 or an integral multiple of $1,000 thereafter, into shares of Common Stock at a conversion rate of 215.05 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as set forth in the Agreement.

4.           MANDATORY CONVERSION.  Subject to the provisions of the Agreement, if the Last Reported Sale Price of the Common Stock for 30 consecutive Trading Days ending on the Trading Day prior to the date the Company provides a Conversion Notice is equal to or greater than $7.00, the Company shall have the right, in its sole discretion and without the consent of any Holder, to elect, by notice to Holders, promptly at any time prior to the Maturity Date, to require the Holders to convert of all or part of their Notes at the applicable Conversion Rate.

5.           REDEMPTION.  Subject to the provisions of the Agreement, the Company shall have the right, in its sole discretion and without the consent of any Holder, to elect, by notice to Holders, promptly at any time prior to the Maturity Date but solely in connection with a Change of Control, to redeem all or part of the Notes at a redemption price equal to 100% of the principal amount thereof plus the present value of all remaining interest payments due on such Notes selected for redemption (which shall include accrued and unpaid interest, if any, to the date of redemption) through the Maturity Date (subject to the right of Holders of record on the relevant Redemption Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date); provided, however, that in the event there is a Change of Control whereby the holders of Common Stock are to receive all or substantially all of the consideration for such Change of Control in the form of cash or Cash Equivalents, and such cash consideration is less than $4.65 per share of Common Stock, the Company will be required to make a Redemption Election in accordance with this Section 11 with respect to all, but not less than all, of the outstanding Notes at a price equal to 110% of the principal amount of the Notes, plus accrued and unpaid interest through the Redemption Date.

6.           SUBORDINATION.  The Company’s payment of the principal, premium, if any, and interest on the Notes is subordinated to the prior payment in full of the Company’s Senior Indebtedness to the extent set forth in the Agreement.

7.           DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are without coupons in the principal amount of $1,000 or integral multiples of $1,000 in excess thereof (except in the case of any redemption following which the aggregate principal amount remaining is less than $1,000).  The transfer of Notes may be registered and Notes may be exchanged as provided in the Agreement.  The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Agreement. In the event the Company makes, and does not revoke, a Mandatory Conversion Election, the Company shall not be required to issue, register the transfer of or exchange any Note during the 15 calendar day period prior to the date on which a Mandatory Conversion Notice is deemed to have been given to all Holders of Notes to be converted, or register the transfer of or exchange any Notes so selected for mandatory conversion, in whole or in part, except the portion of any Notes being converted in part that shall not be converted.

8.           PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

9.           AMENDMENTS AND WAIVERS.  Subject to certain exceptions, the Agreement and the Notes may be amended or supplemented and any existing Default under, or compliance with any provision of, the Agreement may be waived with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes.

The right of any Holder to participate in any consent required or sought pursuant to any provision of the Agreement (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Company in a notice furnished to Holders in accordance with the terms of this Agreement.

10.           NO RECOURSE AGAINST OTHERS.  No recourse for the payment of the principal of or accrued and unpaid interest on any Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Agreement, the Securities, including this Note, or in any other Document, nor because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, Officer, member of the Board of Directors or Subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability has been expressly waived and released as a condition of, and as a consideration for, the execution of the Agreement and the issue of the Notes.

11.           ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

12.           GOVERNING LAW; SUBMISSION TO JURISDICTION.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES.  THE COMPANY AND EACH OF THE HOLDERS HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, AND IRREVOCABLY ACCEPT FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.  THE COMPANY AND EACH OF THE HOLDERS IRREVOCABLY WAIVE, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER OF THIS NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

The Company will furnish to any Holder upon written request and without charge a copy of the Agreement.  Requests may be made to:

Empire Resources, Inc.,
One Parker Plaza
Fort Lee, New Jersey  07024
Facsimile Number. (201) 944-2226
Attention: Sandra Kahn, Chief Financial Officer

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

EMPIRE RESOURCES, INC.

By:	/s/
Name:
Title:

Dated:____________________

ASSIGNMENT FORM

To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to

(Insert assignee’s Soc. Sec. or tax I.D. no.)

 (Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:  __________________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

FORM OF NOTICE OF CONVERSION

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount or an integral multiple of $1,000 thereafter) below designated, into shares of Common Stock  in accordance with the terms of the Agreement referred to in this Note, and directs that the shares of Common Stock issuable and deliverable upon such conversion and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below.  If any shares of Common Stock or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer or similar taxes in accordance with the terms of the Agreement.

Dated:
Signature(s)
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee

Fill in for registration of shares if to be issued, and Notes if to be delivered, other than to and in the name of the registered holder:

Name

(Street Address)

(City, State and Zip Code) Please print name and address

Principal amount to be converted (if less than all): $ ______,000

SCHEDULE I

Indebtedness

1.           Indebtedness of Imbali Metals Bvba consisting of a revolving working capital facility provided by ING Belgium S.A./N.V., in a principal amount not to exceed €10,000,000 at any one time outstanding, and any extensions, renewals, refinancing and replacements of any such facility that do not increase the outstanding principal amount thereof or result in an earlier maturity date thereof, and related guarantee of the Company.

2.           Loan Agreement dated as of December 27, 2004 between 6900 Quad Avenue, LLC and JPMorgan, as the same shall be amended, supplemented or otherwise modified and in effect from time to time, and any guarantee by the Company of the Indebtedness outstanding thereunder.

3.           The Senior Credit Agreement.